Exhibit 10.23

PURCHASE AND SALE AGREEMENT

(80 Eisenhower Drive — Westbrook, Maine)

        This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of January, 2006 (the “Effective Date”), by and among CW WESTBROOK LIMITED PARTNERSHIP, a Delaware limited partnership having an address of c/o S.R. Weiner and Associates, Inc., 1330 Boylston Street, Chestnut Hill, Massachusetts 02467, (“Seller”) and IDEXX LABORATORIES, INC., a Delaware corporation having an address of 80 Eisenhower Drive, Westbrook, Maine 04092 (“Buyer”).

        In consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1.        AGREEMENT TO PURCHASE AND SELL. Seller hereby agrees to sell, and Buyer hereby agrees to buy, subject to the terms and conditions of this Agreement, the following real and personal property (collectively, the “Property”):

        1.1 the land, as more particularly described in Exhibit A attached hereto and made a part hereof, together with all mineral and water rights, easements, rights, rights of way, privileges and benefits appurtenant thereto (the “Land”), and all buildings and improvements thereon (the “Improvements”). The Land and the Improvements are collectively referred to as the “Real Property”;

        1.2 all of Seller’s right, title and interest, if any, in and to all fixtures and equipment now used in connection with the operation of the Improvements and located therein including, without limiting the generality of the foregoing, any of the following: boilers, pumps, tanks, electric panel switchboards, lighting equipment and wiring, heating, plumbing, ventilating and air conditioning apparatus and equipment, elevators, escalators, and conveyors, and all other personal property owned by Seller and located at the Property (the “Personalty”);

        1.3 all of Seller’s right, title and interest in and to all leases and occupancy agreements for any portion of the Real Property, including, without limitation, the Leases (as defined below), together with any and all guarantees, deposits and escrows and prepaid rents relating to or serving as security for the Leases and any files kept by Seller in connection with the Leases; provided, however, that with respect to the Sanmina Lease identified on Exhibit C, Seller shall assign its rights, in common with Seller such that both parties shall have the right to enforce such rights independently of the other, but Buyer shall not assume any obligations thereunder;

        1.4 all of Seller’s right, title and interest, if any, in and to all intangible property used in connection with the foregoing, including, without limitation, all contract rights, licenses, permits, approvals, utility contracts, telephone exchange numbers, advertising materials, plan and specifications, drawings, surveys, governmental approvals and development rights and all warranties and guaranties (if any) issued to or held by Seller by any manufacturer, supplier, contractor, subcontractor or materialman in connection with the construction or installation of the Improvements or equipment or fixtures included as part of the Property or the maintenance of the Property;

        1.5 the interests of Seller in and to any contracts relating to the operation, ownership, maintenance or management of the Real Property (“Service Contracts”) and listed on Exhibit E attached hereto, but only to the extent Buyer elects to assume any such contracts (each an “Assumed Contract”), which election shall be evidenced by written notice to Seller prior to the end of the Inspection Period. Any Service Contract not assumed by Buyer will be terminated by Seller as of the Closing. Notwithstanding the foregoing, the existing property management agreement between Seller and S.R. Weiner and Associates, Inc., if any, shall be terminated at Closing; and

        1.6 all of Seller’s rights and interests in and to any easements affecting the Premises, including the right to receive any payments in connection therewith.

    2.        PURCHASE PRICE; ASSUMED LOAN.

        2.1 The purchase price for the Property (the “Purchase Price”) shall be Eighteen Million Dollars ($18,000,000.00), subject to adjustment as hereinafter provided, minus the sum of (x) the outstanding principal balance of the Assumed Loan, and (y) unpaid interest thereon accrued through the “Closing Date” (as hereinafter defined), and (z) all other amounts then due and owing under the Assumed Loan. Subject to the terms and conditions of this Agreement, the Purchase Price shall be paid as follows:

2.1.1 Within one (1) “Business Day” (as defined in Section 17.14 below) after the Effective Date, a cash deposit by wire transfer of immediately available funds in the amount of Six Hundred Thousand Dollars ($600,000.00) (together with any interest earned thereon, the “Deposit”) shall be paid by Buyer to Lawyers Title Insurance Corporation, as escrow agent (“Escrow Agent”), and the Deposit shall be held and paid in accordance with the terms of this Agreement.

2.1.2 The balance of the Purchase Price, subject to adjustments and prorations provided for in this Agreement, shall be paid by Buyer to Escrow Agent at the Closing (as hereinafter defined) by wire transfer of immediately available federal funds and Escrow Agent shall transfer such funds, together with the Deposit by wire transfer of immediately available funds to such account(s) as Seller may designate in writing.

        2.2 Escrow Agent is executing this Agreement to acknowledge Escrow Agent’s responsibilities hereunder. Any amendment to this Agreement that is not signed by Escrow Agent shall be effective as to the signatories thereto, but shall not be binding on Escrow Agent. Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Buyer or Seller hereunder to either of them and need not be joined in any amendment hereto, except to the extent any such amendment modifies Escrow Agent’s rights or obligations hereunder. Additional provisions with respect to the Escrow Agent are set forth in Section 16 below. If the Escrow Agent requires an additional agreement or provisions, the parties agree to negotiate such agreement or provisions in good faith.

        2.3 Subject to the provisions of this Agreement, the Property will be conveyed subject to that certain loan (the “Assumed Loan”) in the original principal amount of Nine Million Five Hundred and no/100 Dollars ($9,500,000.00) as the same may have been modified, amended or extended, made by Sun Life Assurance Company of Canada (the “Lender”), which Assumed Loan is evidenced and secured by the documents listed on Exhibit B attached hereto (the “Assumed Loan Documents”). Prior to the Closing, Seller and Buyer shall use good faith efforts to obtain the approval of the Lender (and/or, if applicable, the loan servicer (“Servicer”)) to the transfer of the Property to Buyer subject to the Assumed Loan. Seller shall use good faith efforts to have the Lender include in such approval document such estoppel provisions pertaining to the Assumed Loan as Buyer shall reasonably request. All loan assumption fees and all other costs and fees and expenses (including legal fees) charged by the Lender shall be borne by Seller. Except as set forth in the preceding sentence, any and all costs and expenses incurred by Buyer in connection with the assumption of the Assumed Loan shall be paid by Buyer. Buyer agrees to cooperate in good faith and to provide, execute and deliver, as applicable, such documents and financial information to Lender or Servicer for review and approval prior to and in connection with the approval of Buyer’s assumption of the Assumed Loan as Lender and/or Servicer shall reasonably require, in form and substance reasonably acceptable to Buyer, but in no event on terms less favorable than set forth in the Assumed Loan Documents. If required by Lender or Servicer, Buyer shall form a “single purpose” subsidiary to acquire title to the Property and to assume the Assumed Loan. In no event shall Buyer be obligated to incur or assume any liability in excess of Seller’s current obligations under the Assumed Loan Documents. It shall be a condition to Buyer’s obligations hereunder, that the Assumed Loan Documents shall be amended to Buyer’s reasonable satisfaction to (a) accommodate the fact that Buyer is a publicly traded company and to make the obligations and restrictions thereunder consistent with the rights and obligations of Buyer as a publicly traded company; (b) to eliminate any restrictions on the transfer of stock of Buyer; (c) eliminate any requirements or obligations specific to Seller and not reasonably capable of being satisfied or performed by Buyer; and (d) address such other provisions as Buyer shall reasonably require. In addition, the Assumed Loan Documents shall be amended to provide for the Lender’s release of Seller and any guarantor or indemnitor of Seller’s obligations under the Assumed Loan Documents from any and all liability thereunder. At Closing, Seller shall assign to Buyer all of Seller’s rights to all escrow balances or reserves, if any, maintained by the Lender or Servicer in connection with the Assumed Loan, and Seller shall receive a credit from Buyer in the amount of such escrow balances or reserves, subject to confirmation from Lender or Servicer. Notwithstanding the foregoing, if Seller and Buyer have not obtained the Lender’s and Servicer’s approval to the assumption of the Assumed Loan by Buyer or its affiliate on or before the Closing Date (the “Lender’s Consent”), then the Closing Date shall automatically be extended for up to thirty (30) days to allow Seller to obtain such approval prior to the Closing. In the event approval for the assumption of the Assumed Loan is not obtained prior to the Closing Date (as such date may be extended as aforesaid), Seller or Buyer may terminate this Agreement by written notice given to the other on or before the Closing Date (as extended). If the Loan Documents are not amended as provided above to Buyer’s satisfaction, or if Seller is not able to secure from the lender estoppel provisions reasonably satisfactory to Buyer, Buyer may terminate this Agreement by written notice given to Seller on or before the Closing Date (as extended). Upon termination of this Agreement, as provided in either of the preceding two sentences, the Deposit shall be returned to Buyer and this Agreement shall terminate without further recourse to either party, except that those obligations that pursuant to the express terms hereof survive the termination of this Agreement shall remain in effect. Up to and including the Closing Date, Seller shall (x) continue to perform all obligations and to make all required payments in the manner and at the times specified in the Assumed Loan Documents; and (y) use its best efforts to prevent from occurring any event that with notice or the passage of time, or both, would constitute a default under the Assumed Loan Documents.

    3.        REPRESENTATIONS AND WARRANTIES OF SELLER.

        3.1 Representations and Warranties. Seller represents and warrants to Buyer as follows as of the date hereof and as of the Closing:

3.1.1 Authority. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement and all documents now or hereafter to be executed and delivered by Seller pursuant to this Agreement (collectively, the “Seller’s Documents”) and to perform its obligations hereunder and under Seller’s Documents.

3.1.2 No Conflict; Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller does not and will not conflict with the Partnership Agreement establishing Seller, and no consents or waivers of or by any third party are necessary to permit the consummation by Seller of the transactions contemplated by this Agreement, other than the consent of Lender or Servicer as provided in Section 2.3. This Agreement and all documents that are to be executed by Seller and delivered to Buyer at the Closing are, and at the Closing shall be, duly authorized, executed and delivered by Seller, and are, and at the Closing will be, legal, valid and binding obligations of Seller, enforceable in accordance with their terms, and, when executed, and also at the time of Closing, will not violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

3.1.3 Leases. There are no leases or occupancy agreements affecting the Property except for the Leases set forth on Exhibit C attached hereto (together, the “Leases”, and each individually, a “Lease”). Seller has paid in full all brokerage commissions and leasing fees connected with the Leases. Exhibit D sets forth a true and complete list of all security deposits (and all accrued interest thereon, if any) currently being held by Seller under the Leases, and whether held in cash, letter of credit or otherwise. As of the Closing Date, the term of the lease between Seller, as lessor, and PRECISmetals, Inc. (whose interest is now owned by Sanmina-SCI) as lessee, shall have expired. Seller shall remain responsible for, and hereby represents, covenants and agrees that it will pay, any and all amounts owed to the tenant under the Sanmina Lease, including without limitation the return of any security deposit, reconciliation of operating expenses, real estate taxes and prepaid rent.

3.1.4 Contracts. Seller has delivered to Buyer true and complete copies of all of the Service Contracts in effect with respect to the Property, a true, correct and complete list of which is attached hereto as Exhibit E. Seller represents and covenants that it shall be responsible for, and shall pay, all amounts due and owing under all Service Contracts not assumed by Buyer, and with respect to Assumed Contracts, all amounts due and owing to the extent that such amounts pertain to work performed or materials supplied prior to the Closing Date.

3.1.5 FIRPTA. Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code.

3.1.6 Litigation. Other than matters set forth on Exhibit F-1, there is not now pending nor, to Seller’s knowledge, has there been threatened any action, claim, suit or proceeding against Seller or the Property before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, which relates to the Seller or the Property. To the best of Seller’s knowledge, there are no pending or contemplated insurance claims or filings with respect to the Property and no pending or contemplated tax abatement or reduction proceedings.

3.1.7 Violations of Law. Except as set forth on Exhibit F-2 attached hereto, Seller has not received any written notice from any governmental authority having jurisdiction asserting (a) that the Property or any part thereof, or any existing use thereof or any existing Tenant, is in violation of any law, ordinance, rule or regulation applicable to the Property which has not been cured, including without limitation any one or more of the “Environmental Laws” (as defined below”) and Seller has no knowledge of any such violation, or (b) that Seller lacks any permits required to be obtained by Seller under any applicable laws or regulations.

3.1.8 Environmental Matters. In addition to the representations of Seller in Sections 3.1.6 and 3.1.7 of this Agreement, Seller makes the following additional representations with respect to the presence of Hazardous Materials on the Property in violation of Environmental Laws (as hereinafter defined). Attached hereto as Exhibit G is a list of all reports which are in Seller’s possession or control and which relate to the presence or absence of Hazardous Materials on, in or under the Property (collectively the “Environmental Reports”). True, correct and complete copies of the Environmental Reports have been delivered to Buyer. To Seller’s knowledge, except as disclosed in the Environmental Reports and other than routine amounts of cleaning fluids and similar substances which have customarily been used in the routine operation or maintenance of the Property in compliance with Environmental Laws, as hereinafter defined, there has been no release of Hazardous Materials on, in or under the Property in amounts or concentrations that would require reporting under the Environmental Laws, or that would result in a violation of the Environmental Laws. Except as set forth in the Environmental Reports or as listed on Exhibit G-1 attached hereto, Seller has not received, nor is it aware of, any written notice from any government authority or other entity or person (i) asserting that either any condition existed or exists at the Property which constitutes or has resulted in a violation of any Environmental Laws, or (ii) stating facts which would reasonably be expected to give rise to a claim under Environmental Laws, or (iii) that any claim is being or has been asserted against Seller or any prior owner or Lessee of the Property by reason of any violation or alleged violation of Environmental Laws. Notwithstanding the foregoing, Seller makes no representation with respect to, and shall have no responsibility for, any Hazardous Materials used, disposed of or released in, on or under the Property by Buyer (or its employees, contractors or invitees) in its capacity as tenant under the IDEXX Lease (as hereinafter defined).

The term “Environmental Laws”, as used in this Agreement, means all federal, state, or local laws, rules, regulations or requirements (whether now existing or hereafter enacted or promulgated) and including common law, and any judicial or administrative orders or judgments, relating to Hazardous Materials in addition to the following: Stormwater Management Law, 38 M.R.S.A. § 420-D; Natural Resources Protection Act, 38 M.R.S.A. §§ 480-A et seq.; Site Location of Development Law, 38 M.R.S.A. §§ 481 et seq.

The term “Hazardous Materials”, as used in this Agreement, means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal life or the environment or which are defined, determined or identified as such in any federal, State of Maine or local laws or regulations and which are regulated or subject to clean-up authority under any such laws or regulations, including, but not limited to materials defined as (a) “hazardous waste” under the Federal Resource Conservation and Recovery Act (b) “hazardous substances” under the Federal Comprehensive Environmental Response, Compensation and Liability Act, (C) “pollutants” under the Federal Clean Water Act; (D) “toxic substances” under the Toxic Substances Control Act; and (E) “oil,” “hazardous waste,” “hazardous matter” or “hazardous substances” under state law, including, without limitation, the State of Maine’s Hazardous Waste, Septage and Solid Waste Management Act, as amended, (38 M.R.S.A. §§ 1301-1319-Y) and the regulations promulgated thereunder, and the Maine Uncontrolled Hazardous Substance Sites Law, as amended (38 M.R.S.A. §§1361-1371).

3.1.9 Assumed Loan. Attached hereto as Exhibit B is a true, correct and complete list of the material Assumed Loan Documents to date. Seller represents that is has delivered to Buyer true, correct and complete copies of the Assumed Loan Documents. Seller has not received written notice from the Lender or Servicer asserting an Event of Default under the Assumed Loan Documents that remains uncured on the date hereof. To the best of Seller’s knowledge, there is no outstanding event of default under the Assumed Loan Documents and no event has occurred that with notice or the passage of time, or both, would constitute an event of default under the Assumed Loan Documents. Seller is current in all payments of principal and interest due under the Assumed Loan through the last scheduled payment date. Exhibit B accurately sets forth the unpaid principal balance of the Assumed Loan as of the last scheduled payment date (taking into account such payment), and the principal amount of any deposits, reserves or escrows held or established in connection with therewith as of the date specified on Exhibit B, which is the last date on which such information was provided to Seller by Lender or Servicer.

3.1.10 Condemnation. Seller has not (i) received any written notice from any governmental authority stating that there are any pending or contemplated condemnation, eminent domain or annexation proceedings affecting the Property or any part thereof or (ii) engaged in any discussions or negotiations with any governmental authority regarding any such proceedings or agreements in lieu thereof.

        3.2 Seller’s Knowledge. As used in this Agreement, the term “to Seller’s knowledge” or words of similar tenor shall mean only the current actual (and not constructive, imputed or implied) knowledge of the following designees of Seller, after reasonable inquiry: Thomas DeSimone, Al Rocco or Helen Poulin. Seller represents and warrants that the above-designated individuals are the parties with the day-to-day knowledge and responsibility for the Property. Anything herein to the contrary notwithstanding, but subject to the following provisions of this paragraph, no such designee shall have any personal liability or obligation whatsoever, merely by virtue of the preceding sentence of this Section 3.2, with respect to any of the matters set forth in this Agreement or any of the representations made by Seller being or becoming untrue, inaccurate or incomplete in any respect.

        3.3 Survival of Representations. The representations and warranties contained in this Agreement and in any other document or instrument delivered pursuant to this Agreement shall survive Closing and delivery of the Deed for the duration of the “Survival Period” and, with respect to any written claim in connection with the representations and warranties made within such Survival Period, until final unappealable adjudication or settlement thereof. For purposes of this Agreement, the “Survival Period” shall mean that period commencing on the Closing Date and ending on the first anniversary of the Closing Date. Any claim must be delivered to Seller on or before the end of the Survival Period, time being of the essence. Any claim under this Article 3 is subject to the provisions of Section 6.8 herein. Notwithstanding anything herein to the contrary, Seller shall in no event have any liability for breach of any representation, warranty, indemnity or covenant set forth in this Agreement or in any document, instrument or agreement delivered pursuant hereto (i) unless and until the aggregate amount of all such claims for breaches exceeds Twenty Thousand Dollars ($20,000.00) in which event Buyer shall be entitled to seek recovery of the full amount of its claim under this Section, or (ii) for any amounts in excess of One Million Dollars ($1,000,000.00) in the aggregate (the “Liability Limits”). To the extent that prior to Closing Buyer discovers any inaccuracy in a representation and warranty of Seller in this Agreement and Buyer or Seller expressly notifies the other party prior to Closing of any such inaccuracy and notwithstanding such inaccuracy and notification, Buyer proceeds to close this transaction, such representation and warranty shall be deemed modified to reflect the inaccuracy discovered by Buyer.

        3.4 Continued Existence. Seller covenants and agrees that it will not voluntarily take any action to dissolve or terminate its existence and shall use good faith and diligent efforts to remain in good standing under the laws of the State of Maine until such time as its indemnity obligations under Section 6.8 have been satisfied.

        3.5 Personal Assurance. Stephen R. Weiner, an individual resident of Massachusetts, hereby covenants and agrees with Buyer that until Seller’s indemnification obligations under Section 6.8 have been satisfied, he will make available and will contribute to Seller cash in an amount up to the maximum Liability Limit (as defined above in this Section 3.3 hereof), to the extent such funds are required in order to pay amounts due and owing from Seller to Buyer on account of Seller’s indemnification obligations set forth in Section 6.8 of this Agreement from time to time and guaranties payment of such funds by Seller to Buyer, to the extent required in order to satisfy Seller’s indemnification obligations set forth in Section 6.8 of this Agreement. This is a personal obligation and undertaking of Stephen R. Weiner. If Stephen R. Weiner fails to contribute such funds, as provided above, or if contributed, such funds are not paid to Buyer to the extent of Seller’s indemnification obligations set forth in Section 6.8 of this Agreement, Buyer will have enforceable legal and equitable remedies directly against Stephen R. Weiner for the full amount of Seller’s indemnity obligations, up to the Liability Limit. So long as Stephen R. Weiner’s obligations under this Section 3.5 shall remain outstanding, Stephen R. Weiner covenants and agrees to maintain a net worth (determined in accordance with generally accepted accounting principles) of not less than $10,000,000 and liquid assets of not less than $5,000,000. At the Closing, Stephen R. Weiner shall deliver to Buyer a written certification from his accountant certifying that the above net worth and liquidity requirements of Stephen R. Weiner continue to be satisfied as of the date of such certification (an “Accountant’s Letter”). Stephen R. Weiner shall provide Buyer with written notice if at any time prior to the expiration of the time period described in Section 3.4 above there shall occur any material adverse change in his financial condition, which notice shall be accompanied by an Accountant’s Letter confirming his continued compliance with the net worth and liquidity requirements set forth above.

    4.        INSPECTION AND TERMINATION.

        4.1 Inspection Period. Through and including the “Inspection Period” (as defined below), Buyer, its agents, employees and contractors, shall be entitled to enter upon the Property including all leased areas, upon reasonable prior notice to Seller, to perform inspections and tests on and of the Property, including surveys, test borings, environmental sampling and other studies, examinations and tests of all structural and mechanical systems within the Improvements, and to examine the books and records of Seller and Seller’s property manager relating to the Property and performing such other investigations and analysis as Buyer deems necessary or appropriate. The “Inspection Period” shall be that period of time from the Effective Date of this Agreement to and including the forty-fifth (45th) day after the Effective Date; provided, however, that if Buyer gives written notice to Seller on or before the end of such forty-fifth (45th) day that Buyer needs additional time to complete its due diligence, as described in the preceding sentence or the “Title Commitment” or “Survey” (as defined in Section 5.3 below), the Inspection Period shall be extended for an additional thirty (30) days. If Buyer wishes to engage in any “invasive testing” (as defined below), Buyer shall obtain Seller’s prior consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Invasive testing shall be testing of the Real Property that involves digging, drilling, cutting or boring into the ground or Improvements. Seller acknowledges that there are currently monitoring wells on the Real Property and that the taking of samples from existing wells shall not constitute invasive testing. Buyer agrees to coordinate its inspections through Seller’s property manager, whose name and phone number is provided below; provided, however, that such property manager shall not unreasonably interfere with Buyer’s inspection or ability to inspect and provided further that Buyer shall not unreasonably be required to change its schedule of inspections to accommodate the availability of Seller’s property manager. Seller’s property manager is Helen Poulin and can be reached at (207) 773-8833. Buyer reserves the right for itself, and its agents and contractors, to contact governmental authorities, including those with authority to administer and enforce Environmental Laws, to identify and collect information related to the Property, including Permit information. Such contacts and information gathering may include, but will not be limited to, information identified in the “All Appropriate Inquiry” regulations promulgated by the U.S. Environmental Protection Agency in 40 C.F.R. Part 312, published at 70 Fed. Reg. 66107-113 (November 1, 2005) regardless of the effective date of those regulations.

        4.2 Insurance. Prior to entering into any portion of the Real Property not currently occupied by Buyer as tenant under the IDEXX Lease, Buyer shall deliver to Seller evidence reasonably satisfactory to Seller that Buyer has obtained comprehensive general liability insurance with limits of not less than One Million Dollars ($1,000,000.00) per occurrence for property damage, bodily or personal injury, or death.

        4.3 Limitation on Inspections. In connection with the right to enter upon the Property set forth in this Article 4, Buyer agrees (i) to repair any damage to the Property caused by its inspections, except that if Buyer installs groundwater monitoring wells at its own expense Buyer shall not be required to remove the wells, but shall leave them in a safe condition, and (ii) to hold harmless and indemnify the Seller from any and all damages, claims, losses and liabilities (including, without limitation, legal fees and expenses) incurred by Seller in respect of bodily injury, property damage or mechanics liens arising from or related to Buyer’s or Buyer’s agents’ or contractors’ or employees’ inspections of the Property or its failure to satisfy the conditions of subsection (i)  above. The provisions of this subparagraph shall survive the Closing and delivery of the Deed or termination of this Agreement.

        4.4 Seller Deliveries.  Seller has delivered to Buyer copies of all of the items specified on Exhibit H, attached hereto, as qualified by that certain letter from Tom DeSimone to Buyer dated January 6, 2006, attached hereto as part of Exhibit H (the “Seller Documents”). Except as otherwise expressly set forth in Section 3.1 hereof, Seller makes no representations or warranties of any kind regarding the accuracy of the information contained in any of the Seller Documents.

        4.5 Termination Option. This Agreement shall automatically terminate at the end of the first Business Day following the Inspection Period, as the same may be extended as provided in Section 4.1 above, unless Buyer, on or before the end of such first Business Day gives written notice to Seller that Buyer is prepared to proceed to Closing in accordance with the terms of this Agreement. Without limiting the automatic termination of the preceding sentence, Buyer shall have the right to unilaterally terminate this Agreement at anytime prior to the end of the Inspection Period. Upon such termination, under either scenario, the Deposit shall be returned to Buyer by the Escrow Agent without any further required action by Buyer or Seller and neither party shall have any further liability or obligation to the other hereunder except for any provision that expressly survives the Closing or the termination of this Agreement.

    5.        TITLE.

        5.1 Title. Title to the Real Property shall be good and marketable subject only to (a) zoning restrictions, (b) customary utility easements, but only to the extent that they exclusively serve the Property, (c) such taxes for the current tax year as are not due and payable as of the date of Closing (the “Closing Date”); (d) the rights of the tenant under the “IDEXX Lease” (as defined in Exhibit C); and (e) any title and survey matters waived or deemed to be waived by Buyer pursuant to Section 5.3 (all of which are collectively referred to herein as “Permitted Exceptions”).

        5.2 Additional Title Considerations. Without limiting the generality of the requirements of Section 5.1 above, the Property shall not be considered to be in compliance with the provisions of this Agreement with respect to title unless the following conditions are either satisfied or waived (or deemed waived) pursuant to Section 5.3 below:

5.2.1 all Improvements shall be wholly within the lot lines of the Land and shall not encroach upon or under any property not within such lot lines;

5.2.2 no building, structure, improvement, parking area, driveway, or property of any kind encroaches on to the Land; and

5.2.3 title to the Real Property is insurable, for the benefit of Buyer, at customary rates, in the ALTA form currently in use, subject only to those Permitted Exceptions (as such terms are defined above) approved or waived (or deemed waived) by Buyer.

        5.3 Title and Survey. Buyer shall obtain each of the following at its own cost and expense: (i) a current Survey of the Real Property; and (ii) a title insurance commitment for the Real Property issued by a title insurance company selected by Buyer (the “Title Commitment”). Buyer shall notify Seller on or before the expiration of the Inspection Period, as the same may be extended in accordance with Section 4.1 above, of any matters reflected on the Title Commitment or on the Survey that would make Seller unable to give title to the Premises as stipulated herein, including without limitation, any title or survey matters that are objectionable to Buyer (referred to herein as “Defects of Title”, or individually, a “Defect of Title”). Any such written notice is referred to herein as a “Buyer’s Title Notice”. Seller shall have five (5) business days following its receipt of Buyer’s Title Notice to notify Buyer by written notice as to whether or not Seller has elected to cure or not to cure the matter or matters objected to by Buyer in such Buyer’s Title Notice (a “Seller’s Title Notice”). If Seller notifies Buyer in its Seller’s Title Notice that Seller has elected not to cure any matter objected to in such Buyer’s Title Notice, or if, having elected to attempt to cure a Defect of Title, Seller is unable to do so within the Cure Period as defined below, after the exercise of good faith efforts, Buyer shall elect, within five (5) business days following its receipt of Seller’s Title Notice, or the end of the Cure Period, as the case may be, to either (a) waive its objection or objections to the matter or matters specified in Buyer’s Title Notice and not being cured by Seller, in which case such matter or matters shall become Permitted Exceptions; or (b)  terminate this Agreement by written notice to Seller, in which case the Deposit shall be returned forthwith to Buyer by the Escrow Agent without any further required action by either Buyer or Seller and neither party shall have any further liability or obligation to the other hereunder, unless such Defect of Title arises as a result of Seller’s default hereunder, and except for any matter that expressly survives the Closing or the termination of this Agreement. If Seller has elected to cure any matter, Seller shall have sixty (60) days after the date of Buyer’s Title Notice (the “Cure Period”) to attempt to cure any such Defect of Title in a manner reasonably acceptable to Buyer (and, if necessary, the Closing shall be extended to accommodate such time periods), and Buyer shall be given a reasonable opportunity prior to Closing to verify that such matter has been cured to Buyer’s reasonable satisfaction. Buyer shall be deemed to have waived any objection to any Defect of Title unless Buyer notifies Seller of such Defect of Title on or before the end of the Inspection Period, as the same may be extended as provided in Section 4.1. Accordingly, any Defect of Title not timely objected to by Buyer shall be deemed to be a “Permitted Exception”. In all events Seller shall be required to remove at or prior to Closing (X) any mortgages affecting the Property and any other liens encumbering the Property that secure monetary obligations (including, without limitation, mechanic’s liens) to the extent such liens are voluntarily created by Seller or arise out of any work performed by or on behalf of Seller (other than documents evidencing and securing the Assumed Loan), and (Y) any tax liens or amounts affecting the Property being conveyed due for taxes, water or sewer for any period of time prior to Closing. With respect to any monetary liens that are not included within clauses (X) or (Y) above, Seller agrees to cause such liens to be released from the Property by posting a bond or otherwise.

        5.4 Title Policy. Buyer may obtain, at its sole cost and expense, an Owner’s Title Insurance policy in the amount of the Purchase Price insuring fee simple title to the Real Property, subject only to the Permitted Exceptions (a “Title Policy”). Buyer may, at its election, request (i) extended coverage endorsement over general exceptions, with the standard survey exception limited to matters shown on the surveys, and (ii) other title endorsements (collectively, “Buyer Requested Title Endorsements”). Seller agrees to cooperate reasonably with Buyer and the title company in connection with issuing the Title Policy and Buyer Requested Title Endorsements and to assist in satisfying the requirements to the issuance of the Title Policy, to the extent reasonable and customary for sellers of commercial property. Such cooperation shall include, but not be limited to, Seller providing evidence of authority, copies of organizational documents, an affidavit or affidavits necessary to satisfy the reasonable and customary requirements of the title company in deleting the standard printed exceptions and in issuing the Buyer Requested Title Endorsements, provided that the form and content of such affidavit or affidavits are reasonably acceptable to Seller and provided the same do not materially increase the obligations or decrease the rights of Seller contempated by this Agreement.

    6.        AS IS PURCHASE; MAINTENANCE OF PROPERTY; INTERIM COVENANTS.

        6.1 AS IS PURCHASE. Except as expressly set forth in this Agreement (including, without limitation, Article 3), Buyer acknowledges and agrees that Buyer is acquiring the Property in its “AS IS” condition, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY, EXPRESS, IMPLIED OR STATUTORY, all of which are hereby waived and disclaimed by Buyer; provided, however, that such waiver and disclaimer shall not, and do not, relieve Seller from any liability for breach of any representation or warranty set forth herein. Other than as expressly set forth herein, neither Seller nor any agents, representatives, or employees of Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Buyer or any agents, representatives, or employees of Buyer with respect to the condition of the Property, its fitness for any particular purpose, or its compliance with any laws. Seller and Buyer acknowledge that the Inspection Period is intended to provide Buyer the opportunity to make such inspections (or have such inspections made by consultants) as it desires of the Property and all facts relevant to its use, including, without limitation, the interior, exterior, and structure of all Improvements, and the condition of soils and subsurfaces. Buyer acknowledges that it is relying on its own investigation of the Property and not on any information provided or to be provided by Seller except as expressly set forth in this Agreement, and agrees to accept the property at the Closing and waive all objections or claims against Seller (including, without limitation, any right or claim of contribution) arising from or related to the Property or to any Hazardous Materials on the Property except as expressly set forth in this Agreement. The provisions of this Section 6.1 shall survive the Closing.

        6.2 Maintenance of Property. From and after the date of this Agreement through the Closing, the Property will be operated and managed on behalf of Seller in the normal course of business, in a manner consistent with the way the Property is presently being operated and managed and Seller shall keep the Property and Improvements in substantially the same condition and repair as it is in on the date hereof, reasonable wear and tear, damage by casualty and actions by Buyer excepted. During the term of this Agreement, Seller shall not enter into any new leases or modify the Leases without the prior written approval of Buyer. In addition, Seller shall maintain property and liability insurance on the Property with such coverages and in such amounts as are presently maintained by Seller on the date hereof. Subject to the adjustments prescribed in Article 9 hereof, Seller will, in the ordinary course of business, cause to be paid all trade accounts and costs and expenses of operation and maintenance of the Property incurred or attributable to a period prior to the Closing Date. Seller will pay and discharge, in the ordinary course of business, but in any event prior to delinquency, all ownership, leasing, operating, management and maintenance fees, costs and expenses incurred with respect to periods prior to the Closing, including without limitation, all amounts due and owing under the Service Contracts. Seller shall not take any affirmative action that would cause any Defect of Title, cause the Property not to conform with the provisions of this Agreement, would cause any representations of Seller set forth in this Agreement to be untrue or incorrect in any material respect or would otherwise cause Seller to be unable to perform its obligations under this Agreement.

        6.3 Performance of Assumed Loan Documents. From and after the Effective Date of this Agreement through the Closing, Seller shall (a) continue to perform all obligations and to make all required payments in the manner and at the times specified in the Assumed Loan Documents; and (b) use its best efforts to prevent from occurring any event that with notice or the passage of time, or both, would constitute a default under the Assumed Loan Documents.

        6.4 No Transfers. Seller shall not sell, transfer, encumber or convey or mortgage the Property, or any part thereof, or interest therein, without the written consent of the Buyer.

        6.5 Leases. Seller shall continue to observe and perform, within any applicable cure period, all of the obligations imposed upon Seller pursuant to the Leases from the Effective Date through the Closing Date. Seller will not modify any of the Leases from the Effective Date through the Closing without the prior written approval of Buyer, which approval may be withheld in Buyer’s sole discretion.

        6.6 Reasonable Good Faith Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all action and to do or cause to be done, all things necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement and to satisfy the conditions to Closing set forth herein. The parties further agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, provided the same are customary and do not materially increase the obligations or decrease the rights of the parties contemplated by this Agreement.

        6.7 [Intentionally Omitted.]

        6.8 Cross Indemnification.

6.8.1 Seller shall defend, indemnify and hold harmless Buyer from all losses, costs, damages, liabilities, claims and expenses (including reasonable attorneys’ fees), resulting from (a) any breach of Seller’s representations or warranties set forth in this Agreement, including without limitation Seller’s representations and warranties set forth in Section 3.1 or (b) any liabilities or alleged liabilities under Environmental Laws arising from the presence of Hazardous Materials on the Property prior to and as of the Closing Date or arising from acts or omissions of Seller related to the Property in violation of Environmental Laws, except that Seller shall have no responsibility for Hazardous Materials used, disposed of or released in, on or under the Property by Buyer (or its employees, contractors or invitees) in its capacity as tenant under the IDEXX Lease. Any claim for breach of Seller’s representations set forth in Section 3.1 shall be subject to the provisions of Article 3.

6.8.2 Buyer shall defend, indemnify and hold harmless Seller from all losses, costs, damages, liabilities, claims and expenses (including reasonable attorneys’ fees), damage and liability resulting from (a) any breach of Buyer’s representations or warranties set forth in this Agreement, including without limitation Buyer’s representations and warranties set forth in Section 13.1, or (b) any liabilities or alleged liabilities under Environmental Laws arising from the presence of Hazardous Materials on the Property prior to and as of the Closing Date that were used, disposed of or released in, on or under the Property by Buyer (or its employees, contractors or invitees) in its capacity as tenant under the IDEXX Lease.

6.8.3 Notwithstanding anything else contained herein to the contrary, (a) Claims by Buyer against Seller for indemnification under clause (a) of Section 6.8.1 of this Agreement shall be subject to the time limitation and the Liability Limits set forth in Article 3, (b) claims by Buyer for indemnification under clause (b) of Section 6.8.1 of this Agreement shall be subject to the Liability Limits set forth in Article 3 and must be delivered to Seller on or before the date that is twelve (12) months after the Closing Date, (c) claims by Seller against Buyer for indemnification under clause (a) of Section 6.8.2 of this Agreement shall be subject to the time limitations and the limitations on liability set forth in Sections 13.2 and 13.3, and (d) claims by Seller for indemnification under clause (b) of Section 6.8.2 of this Agreement shall be subject to the limitations on liability set forth in Section 13.3 (but not the time limits set forth in Section 13.2).

6.8.4 If either party receives notice of a claim (the “Claim”) against it that such party believes is subject to the indemnification provisions of this Section 6.8, the party seeking indemnification (the “Indemnitee”) shall promptly inform the indemnifying party (the “Indemnitor”) of the Claim as soon as reasonably practicable after the Indemnitee receives notice thereof. Once the Indemnitor has received notice of the Claim, it must promptly either (i) acknowledge, in writing, its obligation to defend and indemnify Indemnitee against the Claim or (ii) explain in writing and in reasonable detail the reasons why it believes it is not required to defend and indemnify Indemnitee. Provided that Indemnitor has acknowledged its obligation to defend and indemnify Indemnitee, (i) Indemnitor shall have sole control and authority with respect to the defense or settlement thereof; provided, however, that Indemnitor shall not enter into any settlement that obligates Indemnitee to take any action or incur any expense or which otherwise prejudices Indemnitee without the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed), and further provided that Indemnitee shall have the right to be represented separately by counsel of its own choosing, at its own expense, in connection with any such claim; and (ii) Indemnitee shall cooperate with Indemnitor, at Indemnitor’s expense, in a reasonable way to facilitate settlement or defense. If Indemnitor does not acknowledge its obligation to defend and indemnify Indemnitee against the Claim, Indemnitee shall retain sole control and authority with respect to the defense or settlement thereof without prejudice to its ability to seek indemnification from Indemnitor under this Section 6.8. The parties agree and acknowledge that if an Indemnitor refuses to indemnify an Indemnitee for any claim under this Section 6.8, regardless of whether such claim for indemnification is based on a claim by a third party against the Indemnitee, and a court subsequently determines that the Indemnitor was obligated to indemnify the Indemnitee hereunder, then, in addition to Indemnitor’s obligation to indemnify Indemnitee for all damages resulting from Indemnitee’s defense of such claim, the Indemnitor shall be obligated to reimburse Indemnitee for all reasonable costs and expenses incurred by Indemnitee in obtaining such determination of such court.

6.8.5 In the event an Indemnifying Party pays an Indemnified Party’s losses pursuant to this Section, such Indemnifying Party shall be subrogated to the rights of the Indemnified Party, up to the amount of such payment, has against any insurer or other third party with respect thereto (and, upon the reasonable request of the Indemnifying Party, the Indemnified Party shall take appropriate actions necessary to transfer and assign such rights to the Indemnifying Party).

6.8.6 The provisions of this Section 6.8 shall survive the Closing hereunder and shall terminate on the date on which all indemnity obligations under this Section 6.8 have been satisfied.

        6.9 Application to DEP.

6.9.1 Subject to the provisions of this Section 6.9, Buyer reserves the right, at its own expense, prior to March 16, 2006, to apply (an “Application”) for a No Further Action Assurance and/or Certificate of Completion from the Maine Department of Environmental Protection (“DEP”) Voluntary Response Action Program (“VRAP”) under 38 M.R.S.A. §343-E, which may supply to Buyer certain liability protections allowed by law. Such application would involve supplying information, data and environmental sampling results with the DEP. Subject to the provisions of this Section 6.9, Seller agrees reasonably to cooperate with Buyer in connection with any such application and related process, and reasonably to assist in supplying any existing information, data and sampling results. Upon request, Buyer will add Seller as a co-applicant to obtain a No Further Action Assurance and/or Certificate of Completion. In the event that Buyer seeks to submit to DEP an Application prior to Closing, Buyer shall provide a draft of the Application and all supporting documentation (including, without limitation, all environmental data generated or gathered by Buyer that Buyer wishes to submit to DEP as part of the Application process) to Seller not less than three (3) business days prior to its submission to the DEP or any other governmental agency. Seller shall have the right, within such three (3) business day period, to disapprove of the draft Application but only if Seller reasonably concludes that the Application is likely to lead the DEP to conclude there is a current significant threat to health or the environment. If Seller so disapproves, then, within five (5) days after the date of Buyer’s receipt of written notice of Seller’s disapproval, Buyer may provide Seller with written notice terminating this Agreement. Upon such termination, the Deposit shall be returned to Buyer by the Escrow Agent without any further required action by Buyer or Seller and neither party shall have any further liability or obligation to the other hereunder except for any provision that expressly survives the Closing or the termination of this Agreement. If Buyer does not so terminate after Seller’s disapproval of the Application, then Buyer shall, subject to the other terms and conditions of this Agreement (including the other provisions of this Section 6.9), proceed to Closing without filing an Application with the DEP or any other governmental agency.

6.9.2 If, as set forth above, Buyer applies for a No Further Action Assurance and/or Certificate of Completion prior to March 16, 2006, then Buyer shall diligently pursue and attempt to obtain a No Further Action Assurance or Certificate of Completion from DEP by no later than May 1, 2006 and the Closing Date shall automatically be extended to May 5, 2006. If Seller has chosen to be a co-applicant, then Buyer will (i) use reasonable efforts to provide Seller with the opportunity to participate in all material verbal and written communications with DEP concerning the Application and/or VRAP process; and (ii) promptly share with Seller all correspondence from DEP concerning the Application and/or VRAP process including, without limitation, any draft form of No Further Action Assurance or Certificate of Completion.

6.9.3 If, prior to May 1, 2006, Buyer receives from DEP a No Further Action Assurance or Certificate of Completion that is acceptable to Buyer, in its sole discretion, then Buyer shall, subject to the other terms and conditions of this Agreement, proceed to Closing. If, prior to May 1, 2006, Buyer has not received a No Further Action Assurance or Certificate of Completion from DEP that is acceptable to Buyer, in its sole discretion, despite the diligent effort of the parties, then Buyer shall have the right to terminate this Agreement until 5:00 p.m. on May 5, 2006, by providing written notice to Seller and Escrow Agent that Buyer is terminating this Agreement. Upon such termination, the Deposit shall be returned to Buyer by the Escrow Agent without any further required action by Buyer or Seller and neither party shall have any further liability or obligation to the other hereunder except for any provision that expressly survives the Closing or the termination of this Agreement. If Buyer does not so terminate, then Buyer shall, subject to the other provisions of this Agreement, proceed to Closing.

6.9.4 If DEP issues a No Further Action Assurance and/or Certificate of Completion prior to Closing, Seller, in its sole discretion, shall decide at Closing whether such instrument shall be recorded before or after the deed from Seller to Buyer is recorded. Seller acknowledges that the VRAP No Further Action Assurance and/or Certificate of Completion may provide that liability is conditioned on recording of such documents and on adopting and recording activity and use limitations in the form of an Environmental Covenant pursuant to the Uniform Environmental Covenants Act, 38 M.R.S.A. § 3001 et seq., which shall be drafted by Buyer. In any event, Seller shall use best efforts prior to Closing to obtain any subordination agreement(s) from Lender that DEP or Buyer deem necessary to ensure any prior recorded interest of Lender that may impair or threaten the effectiveness of the Environmental Covenant will be subordinated to the Environmental Covenant. If such subordination agreement(s) should not have been obtained from Lender notwithstanding Seller’s best efforts by May 1, 2006, then the Closing shall be extended to May 20, 2006 to afford Seller the opportunity to obtain such subordination agreement. If such subordination agreement is not obtained by May 20, 2006, Buyer shall have the right to terminate this Agreement by providing written notice to Seller that Buyer is terminating this Agreement. Upon such termination, the Deposit shall be returned to Buyer by the Escrow Agent without any further required action by Buyer or Seller and neither party shall have any further liability or obligation to the other hereunder except for any provision that expressly survives the Closing or the termination of this Agreement. If Buyer does not so terminate despite such subordination agreement(s) not having been obtained from Lender, then Buyer shall, subject to the other terms and conditions of this Agreement (including the other provisions of this Section 6.9), proceed to Closing.

    7.        CONTINGENCIES AND CONDITIONS TO CLOSING.

        7.1 Without limiting any other conditions to Buyer’s obligations to close set forth in this Agreement, the obligations of Buyer under this Agreement are subject to the satisfaction at the time of Closing (except as expressly provided below) of each of the following conditions (any of which may be waived in whole or in part by Buyer in writing at or prior to Closing):

7.1.1 All of the representations and warranties by Seller set forth in this Agreement, including without limitation Section 3.1 hereof, shall be true and correct in all material respects as of the Closing Date (other than changes thereto which result from actions or conditions caused by the tenant under the IDEXX Lease).

7.1.2 Seller shall have delivered or caused to be delivered to the Buyer all documents required to be delivered or caused to be delivered by the Seller pursuant to Article 8 hereof.

7.1.3 Lender under the Assumed Loan shall have consented to the assumption by Buyer of the Assumed Loan and Buyer and such lender shall have entered into satisfactory agreements providing for such assumption and the modification of the Assumed Loan Documents as provided in Section 2.3 above, and shall have provided such estoppel information with respect to the Assumed Loan as Buyer shall have reasonably requested, all on terms reasonably acceptable to Buyer.

7.1.4 No order, writ, injunction, moratorium, referendum or decree shall have been entered and be in effect or be threatened or pending and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins, invalidates or prohibits the transactions contemplated hereby or the current use of the Real Property or the expansion of Buyer’s operations into 100% of the Improvements.

7.1.5 No suit or other proceeding shall be pending or threatened by any third party not affiliated with or acting at the request of Buyer before any court or governmental authority seeking to restrain or prohibit or declare illegal, or seeking substantial damages against Buyer in connection with the transactions contemplated by this Agreement or the current use of the Real Property or the expansion of Buyer’s operations into 100% of the Improvements.

7.1.6 If it is determined that Seller lacks any permits required by applicable law or regulation, and if Buyer gives Seller written notice of the same at or prior to the end of the Inspection Period, as the same may be extended as provided in Section 4.1, then in such events, Seller and Buyer shall cooperate in obtaining or transferring such permit or permits to Buyer and if such permits are not obtained or transferred, Buyer shall have the right to terminate this Agreement by giving written notice at or prior to Closing.

        7.2 Without limiting any other condition to Seller’s obligations to close set forth in this Agreement, the obligations of Seller under this Agreement are subject to the satisfaction at the time of Closing of each of the following conditions (any of which may be waived in whole or in part by Seller in writing at or prior to Closing):

7.2.1 All of the representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects.

7.2.2 Buyer shall have delivered or caused to be delivered to Seller all documents required to be delivered or caused to be delivered by Buyer pursuant to the provisions of Article 7 hereof.

7.2.3 Lender under the Assumed Loan shall have consented to the assumption by Buyer of the Assumed Loan and Buyer and such Lender shall have entered into satisfactory agreements providing for such assumption and the modification of the Assumed Loan Documents as provided in Section 2.3 above, all on terms reasonably acceptable to Seller.

        7.3 If Buyer applies for VRAP liability protections, then Buyer must have received from the DEP, a VRAP No Further Action Assurance and/or Certificate of Completion, in form and substance reasonably acceptable to Buyer, which Seller must have recorded at its expense contemporaneously with the Closing (and if the VRAP No Further Action Assurance and/or Certificate of Completion stipulates as a condition that activity and use limitations must be recorded as an Environmental Covenant, then the Environmental Covenant must be executed and recorded by Seller, along with a subordination agreement from the holder of the Assumed Loan, contemporaneously with the Closing), all as contemplated in Section 6.9.

        7.4 Buyer shall have received economic incentives from the City of Westbrook and the State of Maine in an amount and upon such terms and conditions as are acceptable to Buyer. This contingency shall be deemed to be satisfied unless Buyer provides written notice of dissatisfaction on or before March 15, 2006.

        7.5 The absence of any default by IDEXX Laboratories, Inc., as tenant under the IDEXX Lease shall not be a condition to Buyer’s obligation to close hereunder.

    8.        CLOSING.

        8.1 The closing (the “Closing”) under this Agreement shall occur at 10:00 a.m. on the later of April 1, 2006 or fifteen days after the end of the Inspection Period, as the same may be extended as provided in Section 4.1 above (the “Closing Date”), at the offices of Pierce Atwood LLP, One Monument Square, Portland, Maine, or, at the election of either Seller or Buyer by written notice to the other at least five (5) business days prior to the Closing Date, by delivery of all documents, funds and other material in escrow to the Escrow Agent pursuant to closing instructions consistent with this Agreement and otherwise reasonably satisfactory to Seller and Buyer. The Closing may be extended as provided in Sections 2.3, 5.3 and 6.9 above. Provided all conditions to Closing have been satisfied, Buyer shall have the right to accelerate the Closing Date by giving Seller at least seven (7) days prior written notice.

        8.2 At Closing, Seller shall deliver to Buyer or the Escrow Agent, as applicable, the following:

8.2.1 A Deed (the “Deed”) substantially in the form attached hereto and made a part hereof as Exhibit I running to the Buyer or to such nominee of the Buyer as Buyer may designate in a written notice to Seller delivered to Seller at least three (3) business days prior to the Closing, conveying fee simple title to the Real Property, free from encumbrances except for Permitted Exceptions.

8.2.2 A Bill of Sale and General Assignment and Assumption Agreement for the Personalty, substantially in the form attached hereto and made a part hereof as Exhibit J (the “Bill of Sale”).

8.2.3 An Assignment and Assumption Agreement substantially in the form attached hereto and made a part hereof as Exhibit K assigning to Buyer all right, title and interest of Seller in the Leases and in the Assumed Contracts (the “Assignment and Assumption”). Such assignment shall include an assignment, in common with Seller, of the rights of the landlord under the Sanmina Lease, as described in Section 1.3 above. In addition, Seller shall assign to Buyer, any rights, in common with Seller, that Seller may have against Data General, its immediate predecessor in title, with respect to any Hazardous Materials on the Real Property or violation of any Environmental Laws affecting the Real Property.

8.2.4 Written notices (the “Sale Notices”), signed by Seller and Buyer, addressed to each contractor to an Assumed Contract, indicating that the Property has been sold to Buyer and that all rights of Seller thereunder and in any deposits and any interest accrued thereon have been assigned to Buyer.

8.2.5 Standard affidavits regarding mechanics’ liens and parties-in-possession addressed to the Buyer’s title insurance company. Seller shall not be obligated under the terms of this Agreement to indemnify the title company for any matter affecting title to the Property (other than as set forth in the customary form of Seller’s affidavit regarding parties in possession and mechanics’ liens).

8.2.6 A certification and affidavit as required by the Foreign Investors Real Property Tax Act, substantially in the form attached hereto and made a part hereof as Exhibit L.

8.2.7 A closing and proration statement reflecting all adjustments to the Purchase Price contemplated by this Agreement (the “Closing Statement”), signed by Seller.

8.2.8 A Certificate as to Information Required Under Internal Revenue Code Section 6045, in the form required under Section 6045 of the Internal Revenue Code.

8.2.9 A State of Maine Residency Affidavit, or in the absence of such affidavit, Buyer shall be entitled to withhold a portion of the Purchase Price in accordance with 36 M.R.S.A. §5250-A.

8.2.10 Documents and materials required in connection with the assignment and assumption of the Assumed Loan.

8.2.11 Evidence reasonably satisfactory to Buyer and the title company that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so.

8.2.12 A certificate indicating that the representations and warranties of Seller set forth in this Agreement are true and correct in all material respects on the Closing Date, or, if there have been changes, describing such changes.

8.2.13 All other documents reasonably required to effectuate this Agreement and the transaction contemplated hereby.

8.2.14 The following items, to the extent in the possession of Seller: (i) all keys for all entrance door and spaces which may be locked (whether occupied or not) in the Improvements; (ii) all original books, records, tenant files, operating reports, plans and specifications and other materials reasonably necessary to the continuity of operation of the Real Property; and (iii) the originals (or copies where originals are not available) of the Leases and tenant correspondence, and all other documentation that Buyer reasonably identifies that should be transferred to Buyer at Closing.

        8.3 At Closing, Buyer shall deliver to Seller or the Escrow Agent, as applicable, the following:

8.3.1 The balance of the Purchase Price in accordance with the provisions of Section 2.2 hereof.

8.3.2 A duplicate original of the Bill of Sale in the form attached hereto as Exhibit J.

8.3.3 A duplicate original of the Assignment and Assumption of Leases in the form attached hereto as Exhibit K.

8.3.4 The Closing Statement, signed by Buyer.

8.3.5 The Sale Notices, signed by Buyer.

8.3.6 Documents and materials required in connection with the assignment and assumption of the Assumed Loan.

8.3.7 Evidence reasonably satisfactory to Seller and the title company that the person executing the Closing documents on behalf of Buyer has full right, power and authority to do so.

8.3.8 A certificate indicating that the representations and warranties of Buyer set forth in this Agreement are true and correct in all material respects on the Closing Date, or, if there have been changes, describing such changes.

8.3.9 All other documents reasonably required to effectuate this Agreement and the transaction contemplated hereby.

        8.4 If Buyer takes title to the Property, the IDEXX Lease shall terminate at the Closing with the same force and effect as if the Closing Date were the scheduled termination date of the IDEXX Lease. If Buyer elects to designate another entity to take title to the Property, or otherwise assigns this Agreement in accordance with Section 17.1, Seller shall assign the IDEXX Lease to such designee or assignee. Effective upon the Closing of the transaction contemplated hereby, and except as set forth in Section 6.8 above, the parties do hereby remise, release and forever discharge each other and their respective employees, affiliates and managers of and from any and all claims, liabilities and obligations arising under or in connection with the Lease between Seller, as lessor, and Buyer, as lessee, as described on Exhibit B (the “IDEXX Lease”), or the operation of Buyer’s business at the premises demised thereunder.

    9.        APPORTIONMENTS; TAXES; EXPENSES.

        9.1 Apportionments.

9.1.1 Taxes. To the extent not covered by Section 9.1.2, applicable real estate and personal property taxes for the then current tax period shall be apportioned as of the Closing and the net amounts shall be added to or deducted from, as the case may be, the Purchase Price. The term “real estate taxes” shall include any installments of betterment or similar assessments; provided, however, that Seller shall be obligated to pay any special assessments against the Property for public improvements installed prior to the Effective Date. If the amount of such taxes is not known at the Closing, such taxes shall be apportioned on the basis of the taxes assessed for the preceding tax period, with a reapportionment as soon as the new tax rate and valuation can be ascertained and if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties. Neither party shall be obligated to commence or prosecute abatement proceedings.

9.1.2 Rents, Security Deposits, etc. The parties acknowledge that the Sanmina Lease will have expired prior to the Closing Date and no adjustments or prorations shall be required with respect to such lease. Seller shall be responsible for any post-Closing obligations under the Sanmina Lease. With respect to the IDEXX Lease, Seller and Buyer shall reconcile any rent and any obligations for operating expenses as of the Closing or otherwise paid or owing under the IDEXX Lease, including any estimated payments, with an appropriate adjustment to the Purchase Price. Buyer shall receive a credit at Closing for the full amount of the security deposit paid under the IDEXX Lease as set forth on Exhibit D, plus any additional interest on such Security Deposit accruing from December 31, 2005 until the Closing Date.

9.1.3 Operating Expenses. To the extent not already adjusted pursuant to Section 9.1.3 above, all electricity, water, gas, sewage and other utility expenses applicable to the Property shall be prorated between Seller and Buyer as of the Closing based on final readings therefor as of the Closing. All maintenance, management, and other operating expenses applicable to the Property and payments under any Assumed Contracts shall be prorated between Seller and Buyer as of the Closing based on estimates of the amounts that will be due and payable on the next payment date, unless final invoices therefor as of the Closing shall have been obtained, in which case such final invoices shall be utilized as the basis for adjustment. To the extent not already adjusted pursuant to Section 9.1.3 above, as soon as the amount of such expenses for the period shall be known, Seller and Buyer shall recalculate the foregoing adjustments with the result that Seller shall pay for those expenses attributable to the period of time prior to the Closing Date and Buyer shall pay for those expenses attributable to the period of time commencing with the Closing Date. Any and all deposits held by utility companies or with other providers of services to the Property shall remain the property of Seller and be returned to Seller by such companies and providers except to the extent that Buyer elects to credit to Seller the amount of any such deposits, in which event such deposits shall be assigned to Buyer.

        9.2 Expenses.

9.2.1 Seller’s Expenses. Seller shall pay one-half (½) of the deed transfer tax incurred in connection with the transaction contemplated by this Agreement as well as its own expenses incurred in connection with this Agreement, and except as provided in Sections 11.2 and 17.11 below, its legal fees. Seller shall pay any assumption fee and other associated fees and expenses (including legal fees) charged by Lender or Servicer, as provided in Section 2.3 above.

9.2.2 Buyer’s Expenses. Buyer shall pay one-half (½) of the deed transfer tax incurred in connection with the transaction contemplated by this Agreement as well as its own expenses incurred in connection with this Agreement, including, without limitation, (1) all recording charges incident to the recording of the deed for the Real Property, (2) all premiums for Buyer’s title insurance policy, (3) the cost of any survey obtained by Buyer, and (4) except as provided in Sections 11.2 and 17.11 below, its legal fees.

9.2.3 Other Expenses. Except as herein specifically provided, all income and expense attributable to the operation of the Real Property shall be apportioned between Seller and Buyer as of the Closing Date. Except as herein specifically provided, Seller and Buyer shall allocate all closing costs between them in accordance with standard practice in Westbrook, Maine.

        9.3 Withholding. Unless Seller is a resident of the State of Maine and delivers to Buyer a Maine Bureau of Taxation Form REW-2, Affidavit of Residency, Buyer shall withhold a portion of the Purchase Price in accordance with 36 M.R.S.A. §5250-A and shall pay the amount so withheld to the appropriate governmental authorities at the time of Closing.

        9.4 Errors; Survival. During the one (1) year period following the Closing, Buyer and Seller agree to re-prorate the closing adjustments under this Article 9 in order to correct any error in performing the prorations or to reflect information that becomes available during such one (1) year period indicating that the prorations performed at Closing were not accurate. The provisions of this Article 9 shall survive the Closing.

        9.5 Date of Settlement. For purposes of calculating adjustments and expenses under this Article 9, Buyer shall be deemed to be the owner of the Property on the Closing Date.

    10.        EMINENT DOMAIN; CASUALTY.

        10.1 If all or substantially all of the Property is taken by eminent domain after the date hereof and prior to the Closing, this Agreement shall terminate and the Deposit shall be returned to Buyer. If a taking by eminent domain of a material part of the Property (as hereinafter defined) shall be made after the date hereof and prior to the Closing then Seller shall promptly notify Buyer of the same (the “Taking Notice”), and Buyer shall have the right to terminate this Agreement by notice from Buyer to Seller and Escrow Agent given before the date that is the earlier to occur of (a) ten (10) days after the date of the Taking Notice and (b) the Closing. In the event Buyer does not terminate this Agreement, Buyer shall accept such title to the Property as Seller can deliver, in which case Seller shall pay over or assign to Buyer all rights and proceeds arising by reason of such taking (less any collection costs incurred by Seller in connection therewith and any costs and expenses incurred by Seller to restore the Property) and Buyer shall pay the Purchase Price without reduction. If this Agreement so terminates, then the Deposit shall be paid to Buyer. For purposes of this Section, a taking by eminent domain of a material part of the Property shall be defined as any taking which is of a nature which would give the tenant under the IDEXX Lease the right to terminate the IDEXX Lease pursuant to the terms thereof.

        10.2 If any time after the date hereof and prior to the Closing any portion of the Improvements is destroyed or damaged as a result of fire or any casualty, Seller shall promptly give notice thereof to Buyer. The rights and obligations of the parties by reason of such destruction or damage shall be as follows:

10.2.1 If the “Cost of Repair and Restoration” (as hereinafter defined) of such destruction or damage shall be Five Hundred Thousand Dollars ($500,000.00) or less, the obligations of the parties hereunder shall not be affected by such destruction or damage and Buyer shall accept title to the Property in its destroyed or damaged condition. Buyer shall pay the Purchase Price without reduction, and Seller shall pay over or assign to Buyer without recourse all rights to any proceeds of insurance paid or payable with respect to such destruction or damage (less any collection costs incurred by Seller in connection therewith and any costs and expenses incurred by Seller to restore the Property) and Buyer shall have a credit against the Purchase Price in the amount of any deductible.

10.2.2 If the Cost of Repair and Restoration of such destruction or damage shall exceed Five Hundred Thousand Dollars ($500,000.00), Buyer shall have the right to terminate this Agreement by notice from Buyer to Seller given before the date that is the earlier to occur of (a) ten (10) days after the date of delivery of the Cost Notice (as hereinafter defined) and (b) the Closing. In the event Buyer does not terminate this Agreement, Buyer shall accept title to the Property in its destroyed or damaged condition in accordance with and subject to the provisions of subparagraph 10.2.1 above. If Buyer so terminates this Agreement, then the Deposit shall be paid to Buyer.

10.2.3 The term “Cost of Repair and Restoration” shall mean the amount of Buyer’s good faith estimate of the actual cost of repair and restoration to restore the Property to the condition it was in immediately prior to the casualty. Buyer shall send Seller notice of the Cost of Repair and Restoration (the “Cost Notice”) promptly after making the aforesaid estimate.

    11.        REMEDIES.

        11.1 Seller’s Remedies. If Seller shall have fulfilled all of its obligations under this Agreement in the time and manner specified herein (as such timeframes may be extended in accordance with the terms hereof) and Buyer breaches its obligation to close or fails to perform its material obligations under this Agreement, (it being agreed that a failure of a condition to Closing that is not caused by a default by Buyer shall not be construed as a breach by Buyer of its obligations to close or failure to perform its material obligations), then Seller shall, as its sole remedy therefor, be entitled to receive the entire Deposit as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default. Thereupon this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer’s breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents both parties’ efforts to approximate such potential damages. This provision shall not limit Buyer’s obligations under any indemnification provision contained in this Agreement.

        11.2 Buyer’s Remedies. If Buyer shall have fulfilled all of its obligations under this Agreement in the time and manner specified herein (as such timeframes may be extended in accordance with the terms hereof) and Seller breaches any of its obligations to close or fails to perform its material obligations under this Agreement, (it being agreed that a failure of a condition to Closing that is not caused by a default by Seller shall not be construed as a breach by Seller of its obligations to close or failure to perform its material obligations), then Buyer shall have, as its sole remedy therefor, the right either (a) to waive the breach or default and proceed to Closing in accordance with the provisions of this Agreement without adjustment of the Purchase Price; or (b) to terminate this Agreement by written notice to Seller, in which event the entire Deposit shall be returned to Buyer and Buyer shall be entitled to seek damages in an amount equal to all third party costs and expenses, including attorneys fees, incurred by Buyer in connection with the proposed transaction, including without limitation negotiating this Agreement and due diligence and other activities and expenses undertaken and incurred in connection with this Agreement, or if Seller’s default is intentional or willful, Buyer shall be entitled to recover all damages incurred by Buyer as a result of Seller’s default, provided that all events, Seller’s liability for damages under this clause (b) shall not exceed $600,000; or (c) to bring an action for specific performance of this Agreement and the obligations of Seller hereunder. If Buyer brings an action for specific performance, the prevailing party shall be entitled to recover reasonable attorneys’ fees, as provided in Section 17.11.

        11.3 Remedies Exclusive. By the express agreement of Buyer and Seller, the remedies set forth in this Article constitute the sole remedies at law or in equity available to Buyer and Seller, as the case may be, on account of the other party’s breach of its obligations under this Agreement; provided, however, to the extent any terms or provisions hereof are specifically intended to survive the Closing and delivery of the Deed or termination of this Agreement, the other party shall have all remedies with respect thereto as may be available at law or in equity, subject to any limitations set forth in this Agreement or in any document or instrument delivered pursuant hereto. In no event, however, shall either party hereto be liable for any consequential, special, indirect or punitive damages.

    12.        FURTHER ASSURANCES. After the Closing, Seller and Buyer each agrees to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other instruments, documents and other materials as the other may reasonably request (at no cost to such party) and as shall be necessary in order to effect the consummation of the transactions contemplated hereby, including terminations and transfers of existing governmental permits and approvals held by Seller with respect to the Property. The provisions of this Article 12 shall survive the Closing.

    13.        REPRESENTATIONS OF BUYER.

        13.1 Buyer represents and warrants as of the date hereof and as of the Closing that:

13.1.1 Authority. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and all documents now or hereafter to be executed and delivered by Buyer pursuant to this Agreement (collectively, the “Buyer’s Documents”) and to perform its obligations hereunder and under Buyer’s Documents.

13.1.2 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer do not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party so as to prevent Buyer from performing its obligations hereunder.

        13.2 Survival of Representations. The representations and warranties of Buyer contained in this Agreement shall survive Closing and delivery of the Deed for the duration of the Survival Period and, with respect to any written claim in connection with the representations and warranties made within such Survival Period, until final unappealable adjudication or settlement thereof. Any claim must be delivered to Buyer on or before that end of the Survival Period, time being of the essence. Any claim under this Article 13 is subject to the provisions of Section 6.8 herein.

        13.3 Limitations. Notwithstanding anything herein to the contrary, Buyer shall in no event have any liability for breach of any representation, warranty, indemnity or covenant set forth in this Agreement or in any document, instrument or agreement delivered pursuant hereto (i) unless and until the aggregate amount of all such claims for breaches exceeds Twenty Thousand Dollars ($20,000.00) in which event Seller shall be entitled to seek recovery of the full amount of its claim under this Section, or (ii) for any amounts in excess of One Million Dollars ($1,000,000.00) in the aggregate. To the extent that prior to Closing Seller discovers any inaccuracy in a representation and warranty of Buyer in this Agreement and Seller or Buyer expressly notifies the other party prior to Closing of any such inaccuracy and notwithstanding such inaccuracy and notification, Seller proceeds to close this transaction, such representation and warranty shall be deemed modified to reflect the inaccuracy discovered by Seller.

    14.        NOTICES. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party from whom such notice or communication is intended:

        If to Seller:

CW Westbrook Limited Partnership c/o S.R. Weiner and Associates, Inc. 1330 Boylston Street Chestnut Hill, Massachusetts 02467 Fax No.: 617-739-5945 Attention: Thomas DeSimone

With a copy to:

Goulston & Storrs, P.C. 400 Atlantic Avenue Boston, Massachusetts 02110 Fax No.: 617-574-7608 Attention: Phillip G. Levy, Esq.

        If to Buyer:

IDEXX Laboratories, Inc. 80 Eisenhower Drive Westbrook, Maine 04092 Fax No.: (207) 856-0347 Attention: Director of Facilities

With a copy to:

Office of General Counsel IDEXX Laboratories, Inc. Westbrook, Maine 04092 Fax No.: (207) 856-0347

With a copy to:

Pierce Atwood LLP One Monument Square Portland, Maine 04101 Fax No.: (207) 791-1350 Attention: Dennis C. Keeler

If to Escrow Agent: To such address as is indicated in the Escrow Agreement

        Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; or by facsimile (with confirmation by hard copy). Any such notice or communication shall be effective upon delivery or if delivery is rejected or otherwise not accepted, upon attempted delivery during regular business hours. In case of notice by facsimile, notice shall be effective upon completion of transmission. Either party may change the notice address to which its future notices shall be sent by giving notice to the other parties in the manner specified above.

    15.        BROKERS. Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction (other than Daniel Cordeau and John Duffy of Spaulding & Slye (together, the “Seller’s Broker”). Seller shall be solely responsible for the payment of any brokerage commission due and payable to Seller’s Broker. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expenses (including reasonable attorneys’ fees) arising out of a breach of its representation or undertaking set forth in this Article. The provisions of this Article shall survive Closing or the termination of this Agreement.

    16.        ESCROW AGREEMENT.

        16.1 The Deposit shall be held in escrow by Escrow Agent in accordance with the following: the Deposit shall be deposited in an insured, interest bearing account at a national bank or trust company having an office in the State of Maine approved by Seller and Buyer. All interest on the Deposit shall be held as part of the Deposit and disbursed with the Deposit to the party entitled to receive the Deposit under this Agreement.

        16.2 Seller and Buyer shall each bear fifty percent (50%) of the costs and expenses of the Escrow Agent and shall pay the same upon billing therefor.

        16.3 In the performance of its obligations, Escrow Agent shall be under no liability to Seller or Buyer except for its willful misconduct or gross negligence and each of Seller and Buyer agrees to indemnify and hold harmless Escrow Agent from any and all such liability except that arising out of Escrow Agent’s willful misconduct or gross negligence, this obligation to survive the Closing and delivery of the deed or termination of this Agreement. If at any time Escrow Agent shall determine that it requires written authorization from Seller or Buyer prior to making any disbursement from the Deposit, it shall request such authorization and may withhold any such disbursement until such written authority has been received by it. In the event of any legal action involving the disbursement of the Deposit, as regards their obligation to Escrow Agent, Seller and Buyer shall be jointly and severally liable for the legal fees and expenses incurred by Escrow Agent in such action, but as regards to the obligations to each other, Seller shall be responsible for one-half (½) and Buyer for one- half (½) of such fees and expenses. However, in the event of any such legal action, a court may determine that such legal fees and expenses of Escrow Agent shall be borne by Seller or Buyer in different percentages, or even that the same shall be borne by either Seller or Buyer in their entirety without contribution by the other party.

        16.4 Seller and Buyer acknowledge that any federal insurance for the Deposit is limited to a cumulative maximum amount of One Hundred Thousand Dollars ($100,000.00) for each individual deposit or for all the depositor’s accounts at the same or related institution and that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit are not covered at all by federal insurance. Seller and Buyer acknowledge and agree that Escrow Agent shall have no obligation or liability with respect to insuring the Deposit or with respect to the solvency of the depository institution or otherwise with respect to the appropriateness of the depository institution for the purposes of the Deposit.

    17.        MISCELLANEOUS.

        17.1 Assignability. Prior to Closing, Buyer may not assign or transfer all or any portion of its rights or obligations under this Agreement to any other individual, entity or other person without the consent thereto by Seller which may be withheld in Seller’s sole discretion and any such unauthorized attempted assignment shall be null and void. Notwithstanding the foregoing, prior to Closing, Buyer shall have the right to assign its rights and obligations hereunder to any entity which is a wholly-owned subsidiary of Buyer or which is under common ownership with Buyer, provided Buyer provides Seller with prior written notice of such assignment and evidence of such affiliation satisfactory to Seller. No assignment or transfer by Buyer will release Buyer of its obligations hereunder. In the event of any assignment by Buyer permitted under this Section the assignee must agree in writing to be bound by all of the terms and conditions of this Agreement and the obligations and liabilities of Buyer hereunder.

        17.2 Governing Law; Parties in Interest. This Agreement shall be governed by the law of the State of Maine without regard for conflict of law principles, and shall bind and inure to the benefit of the parties hereto and, subject to the provisions of Section 17.1, their respective heirs, executors, administrators, successors, and permitted assigns. The parties agree that any action brought with respect to this Agreement shall be brought in the State of Maine and the parties hereto hereby consent to such forum and venue and waive any argument or defense to such forum and venue including without limitation any defense based upon inconvenient forum, lack of jurisdiction or otherwise.

        17.3 Recording; Confidentiality. This Agreement or any notice or memorandum hereof shall not be recorded in the Cumberland County Registry of Deeds. Seller acknowledges that Buyer is a public company and Seller consents to the disclosure of the terms and conditions of this transaction to the extent such disclosure is required to fulfill Buyer’s disclosure requirements under applicable SEC regulations. Seller acknowledges that Buyer will need to disclose this Agreement in a filing on form 8-K and will need to append a copy of this Agreement with the filing of its next 10-K. Buyer will also need to disclose the existence of this Agreement in connection with assuming the Assumed Loan and in dealings with the City of Westbrook and the State of Maine in obtaining economic incentives.

        17.4 Time of the Essence. Time is of the essence of this Agreement.

        17.5 Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

        17.6 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        17.7 Exhibits. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

        17.8 Like-Kind Exchange.

17.8.1 At Seller’s election, Buyer shall cooperate with Seller in effecting a so-called Section 1031 like-kind exchange provided that (i) all costs and liabilities associated with such exchange shall be borne by Seller; (ii) such cooperation shall not require Buyer to take title to any real estate which is not the subject of this Agreement; (iii) such exchange shall not affect Seller’s obligation to deliver title in accordance with the terms hereof; and (iv) Seller shall indemnify Buyer from and against any and all liability arising out of such cooperation (including reasonable attorneys’ fees). The provisions of this paragraph shall survive the Closing hereunder.

17.8.2 At Buyer’s election, Seller shall cooperate with Buyer in effecting a so-called Section 1031 like-kind exchange provided that (i) all costs and liabilities associated with such exchange shall be borne by Buyer; (ii) such cooperation shall not require Seller to take title to any real estate which is not the subject of this Agreement; (iii) such exchange shall not affect Buyer’s obligation to close in accordance with the terms hereof; and (iv) Buyer shall indemnify Seller from and against any and all liability arising out of such cooperation (including reasonable attorneys’ fees). The provisions of this paragraph shall survive the Closing hereunder.

        17.9 Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the covenants, representations, warranties, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

        17.10 Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement and have been represented by counsel experienced in commercial transactions of this nature.

        17.11 Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party in a final unappealable proceeding shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed. The provisions of this Section 17.11 shall survive the Closing hereunder.

        17.12 Merger. Except as otherwise specifically provided herein or in any closing document, the acceptance of the deed by the recordation thereof shall be deemed to be a full and complete performance and discharge of every agreement and obligation of the Seller herein contained. Without limiting the generality of the foregoing, the following provisions shall survive Closing hereunder to the extent provided in the applicable provision: Article 3, Section 4.3, Section 6.1, Section 6.8, Article 9, Article 12, Article 13, Article 14, Article 15 and Article 17.

        17.13 Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein unless such severed provisions is material or affects the fundamental benefits of this Agreement to one or both of the parties.

        17.14 Business Day.  As used herein, “Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday, which is any holiday for which financial institutions and post offices are generally closed in the State of Maine and/or in the City of Boston. If any date herein set forth for the performance of any obligations of Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a day that is not a Business Day, the compliance with such obligations or delivery shall be deemed acceptable on the next Business Day.

[Signatures on Next Page]

[Signature Page to Purchase and Sale Agreement]

        IN WITNESS WHEREOF, the parties have executed this Agreement under seal and delivered this Agreement as of the date first above written.

SELLER: CW WESTBROOK LIMITED PARTNERSHIP, a Delaware limited partnership

By:CW Westbrook Corp., a Delaware corporation, its general partner

By:/s/Stephen R. Weiner (SEAL)
Name: Stephen R. Weiner Title: President

BUYER: IDEXX LABORATORIES, INC. a Delaware Corporation

By:/s/Jonathan W. Ayers (SEAL)
Name: Jonathan W. Ayers Title: CEO

LIMITED JOINDER

        The undersigned, Stephen R. Weiner, hereby joins in the execution of the foregoing Purchase and Sale Agreement solely for the purposes set forth in Section 3.5 thereof. Notices to the undersigned shall be provided at c/o S.R. Weiner & Associates, Inc., 1330 Boylston Street, Chestnut Hill, Massachusetts 02467, or such other address as the undersigned shall specify from time to time, by notice in compliance with the notice provisions of Article 14 above.

/s/Stephen R. Weiner
Stephen R. Weiner

LIMITED JOINDER OF ESCROW AGENT

        The undersigned Escrow Agent joins in this Agreement for the limited purpose of acknowledging its agreement to act as Escrow Agent hereunder and to accept, hold and account for the Deposit in accordance with the terms of this Agreement. Escrow Agent acknowledges that it is not a party to this Agreement and need not be joined in any Amendment hereto, unless such amendment modifies the provisions of Section 16 pertaining to the Escrow Agent.

ESCROW AGENT: LAWYERS TITLE INSURANCE COMPANY

By:/s/C. David Keith (SEAL)
Name: C. David Keith Title: State Manager and Counsel

EXHIBITS:

Exhibit A	-	Legal Description
Exhibit B	-	List of Assumed Loan Documents
Exhibit C	-	List of Leases
Exhibit D	-	List of Security Deposits Under Leases
Exhibit E	-	List of Contracts
Exhibit F-1	-	List of Pending Litigation
Exhibit F-2	-	List of Asserted Violations of Law
Exhibit G	-	List of Environmental Reports
Exhibit G-1	-	Notices of Any Environmental Violations
Exhibit H	-	Due Diligence Materials
Exhibit I	-	Form of Deed
Exhibit J	-	Form of Bill of Sale and General Assignment
Exhibit K	-	Form of Assignment and Assumption of Leases and Contracts
Exhibit L	-	Form of FIRPTA Affidavit (Non-Foreign Certification)

EXHIBITS

EXHIBIT A

LEGAL DESCRIPTION
80 EISENHOWER DRIVER, WESTBROOK, MAINE

        The land and all improvements thereon located in the City of Westbrook, County of Cumberland and State of Maine bounded and described as follows:

Beginning at a monument on the southwesterly side of said Eisenhower Drive marking the most northerly corner of land conveyed by Greater Portland Building Fund, Inc. to Kidder Press Company, Inc. (having been merged into Moore Business Forms, Inc. on September 30, 1970) by deed dated October 1, 1969 and recorded in the Cumberland County Registry of Deeds in Book 3107, Page 726; thence by the southwesterly line of said Eisenhower Drive on a course of N 40º 47' W a distance of 1,980.65 feet to a point and other land now or formerly of Greater Portland Building Fund; thence by said Greater Portland Building Fund land and land now or formerly of Clifford Libby and Richard Libby on a course of S 55º 33'20" W a distance of 1,207.27 feet to an iron and land now or formerly of Central Maine Power Company; thence by said Central Maine Power Company land on a course of S 40º 18'45" E a distance of 2,118.73 feet to an iron and land now or formerly of Bennet; thence by said Bennet land on a course of N 49º 03' E a distance of 115.13 feet to an iron; thence continuing by said Bennet land on a course of N 48º 33' E a distance of 535.98 feet to an iron at the most westerly corner of land now or formerly of Moore Business Forms, Inc.; thence by land now or formerly of Moore Business Forms, Inc. land on a course of N 49º 24'26" E a distance of 566.23 feet to the point of BEGINNING.

        Being the premises conveyed to CW Westbrook Limited Partnership by deed dated September 22, 1993 and recorded with the Cumberland County Registry of Deeds in Book 10971, Page 316.

A-1

EXHIBIT B

LIST OF ASSUMED LOAN DOCUMENTS

1.	Promissory Note in the original principal amount of Nine Million Five Hundred Thousand Dollars ($9,500,000.00), made payable to Sun Life Assurance Company of Canada, a Canadian corporation, dated April 24, 1995, under which CW Westbrook Limited Partnership is the maker;

2.	Indemnity Agreement executed by Stephen R. Weiner in favor of Sun Life Assurance Company of Canada, dated April 24, 1995;

3.	Indemnity Agreement executed by Julian Cohen in favor of Sun Life Assurance Company of Canada, dated April 24, 1995;

4.	Mortgage and Security Agreement from CW Westbrook Limited Partnership, as Mortgagor, in favor of Sun Life Assurance Company of Canada, dated April 24, 1995 and recorded with the Cumberland County Registry of Deeds in Book 11896, Page 004;

5.	UCC-1 Financing Statement filed with the Cumberland County Registry of Deeds in Book 11896, Page 035;

6.	Collateral Assignment of Leases and Rents, dated April 24, 1995, between CW Westbrook Limited Partnership, as Assignor, and Sun Life Assurance Company of Canada, as Assignee, recorded with the Cumberland County Registry of Deeds in Book 11896, Page 026;

7.	Letter Agreement between Sun Life Assurance Company of Canada and CW Westbrook Limited Partnership, dated April 24, 1995;

8.	UCC-1 Financing Statement filed with the New Hampshire Secretary of State on April 25, 1995 as Document No. 1121819;

9.	UCC-1 Financing Statement filed with the City of Brookline, Massachusetts on April 24, 1995 as Document No. 30195;

10.	UCC-1 Financing Statement filed with the Secretary of the Commonwealth of Massachusetts on April 24, 1995 as Document No. 308218.

        Outstanding Principal Balance of the Assumed Loan as of November 30, 2005: $6,670,123

        There are no Escrow Accounts under the Assumed Loan.

B-1

EXHIBIT C

LIST OF LEASES

    1.        Lease between Data General Corporation, as Landlord, and IDEXX Corporation, as Tenant, dated December 7, 1990, as amended by Amendment No. 1 to Lease, dated as of March 15, 1993, and as amended by Amendment No. 2 to Lease, dated as of August 11, 1997, and as amended by Amendment No. 3 to Lease, dated as of August 6, 2003 (the “IDEXX Lease”).

    2.        Net Building Lease dated May 18, 1990, by and between DATA GENERAL CORPORATION, as Landlord, and PRECISmetals, Inc., as Tenant, as affected by Amendment No. 1 to Lease dated September 15, 1991, Amendment No. 2 to Lease dated April 10, 1992, Amendment No. 3 to Lease dated December 3, 1992, Amendment No. 4 to Lease dated March 18, 1993, and Amendment No. 5 to Lease dated November 4, 1993.(the “Sanmina Lease”) Note: The tenant under this lease (currently Sanmina – SCI) has vacated the premises, and the term of this Lease expires by its terms on March 31, 2006. This Lease will no longer be in effect at the time of Closing under this Purchase and Sale Agreement, except for any post-termination or post-expiration obligations.

C-1

EXHIBIT D

LIST OF SECURITY DEPOSITS UNDER LEASES

    1.        $59,573.41 Security Deposit under the IDEXX Lease (which includes interest accrued through December 31, 2005).

D-1

EXHIBIT E

LIST OF CONTRACTS

1.	Contract for Snow Plowing between CW Westbrook Limited Partnership and Gorham Sand & Gravel, dated October 1, 2005.

2.	Property Maintenance/Landscaping Service Contract between CW Westbrook Limited Partnership and SimplyUnique, dated January 6, 2005.

3.	Proposal and Contract with Industrial Roofing Corp. dated April 7, 2005.

4.	Peace of Mind 24/7 Roof Protection Program Agreement No. S-325-06, with IRC Roof Management Services, dated November 23, 2005.

5.	Contract for Fire System with Norris, Inc., dated June 24, 2005.

E-1

EXHIBIT F-1

LIST OF PENDING LITIGATION

1.	None

F1-1

EXHIBIT F-2

LIST OF ASSERTED VIOLATIONS OF LAW

1.	None

F2-1

EXHIBIT G

LIST OF ENVIRONMENTAL REPORTS

As of January 17, 2006

1.	Updated Site Assessment dated April 13, 1995, prepared by TRC Environmental Corporation.

2.	“Rescoring” Letter from the United States Environmental Protection Agency to Data General Corp., dated September 17, 1993.

3.	Site Assessment prepared by TRC Environmental Corporation, dated July 16, 1993.

4.	Phase 1 Environmental Site Assessment, Steego Auto Parts Depot, July 1997, prepared by Fluor Daniel GTI.

5.	Summary of Third Party Review, Subsurface Environmental Assessment, dated June , 2005, prepared by Sanborn, Head & Associates, Inc.

6.	Report of TRC Environmental dated May 23, 1995.

7.	Report of IDEXX Corporation’s Use of Radioactive Materials dated July 21, 1993, prepared by Physics Consultants, Inc.

8.	Letter dated June 30, 1993 from Maine DEP to Data General.

9.	Letter dated July 6, 1993 from Jensen Baird Gardner & Henry to Goulston & Storrs;

10.	Letter dated June 1, 1992 from Ernest Waterman of US EPA to James Jacobs of Data General.

11.	Closure Plan dated March 29, 1991 prepared by Groundwater Technology, Inc.

12.	Site Assessment of TRAC Environmental Corporation, dated July, 1993.

13.	Closure Report, Data General Corporation, Submitted to Maine DEP, submitted by Groundwater Technology Inc., dated February 1993.

14.	Compliance Inspection Results, Electronic manufacturing systems, Overhead Cranes & Hoists, dated February 1999.

15.	Electronic Manufacturing Systems, Westbrook, Maine, Annual Inspection Report, Proposal 0009 TL, dated February 1998, prepared by HCSG.

16.	Electronic Manufacturing Systems, Westbrook, Maine, Annual Inspection Report, Proposal 0281 TL, dated December 1995, prepared by HCSG.

G-1

17.	Electronic Manufacturing Systems, Westbrook, Maine, Annual Inspection Report, Proposal 0425 TL, dated January 1997, prepared by HCSG.

18.	Periodic Inspection Results, Electro-Mechanical Solutions, Cranes & Hoists, dated March 6, 2003, prepared by Somatex.

19.	Periodic Inspection Results, Electro-Mechanical Solutions, Cranes & Hoists, dated February 29, 2000, prepared by Somatex.

20.	Inspection Reports, E.M. Solutions, dated February 2001, prepared by Hooker Handley Systems, Inc.

G1-2

EXHIBIT G-1

NOTICES OF ANY ENVIRONMENTAL VIOLATIONS

1.	None

G1-1

EXHIBIT H

DUE DILIGENCE MATERIALS

See attached.

H-1

EXHIBIT A

DUE DILIGENCE MATERIALS

a.	A current rent roll reflecting prepaid rent, security deposits, delinquencies, base rent, escalations, and percentage rent, if any, and historical occupancy reports for the periods covered by the financial statements and current year operating statements;

b.	Plans and specifications of all improvements on the Property;

c.	All existing soil and environmental reports;

d.	All existing engineering reports, including, but not limited to, structural, plumbing, electrical, mechanical, and civil;

e.	Copies of all maintenance, service, employment, and vendor contracts;

f.	Copies of real estate tax bills and real estate tax information for the current and three preceeding fiscal years;

g.	Copies of all leases (and applicable subleases) pertaining to the Property;

h.	Copies of all title policies issued with respect to the Property as of or following the Seller’s acquisition of the Property with copies of all the underlying documents referenced in such policies (to the extent in Seller’s possession or control);

i.	The most recent metes and bounds as-built and perimeter surveys and plot plans in the Seller’s possession;

j.	Copies of any documents regarding existing rights or options to purchase or lease any part or all of the Property;

k.	Copies of any pending or threatened litigation affecting the Property, or the Seller;

l.	Certificates of Occupancy for the Property (to the extent in Seller’s possession or control);

m.	Such other data, information, plans, files, letters and materials pertaining to the operation of the Property or the ownership or debt with respect to the Property or the Seller as Purchaser shall reasonably request;

n.	Copies of any mortgages secured by the Property and the notes secured thereby, and all other loan documentation pertaining thereto.

o.	Copies of all documents evidencing or supporting environmental liens; Maine Voluntary Response Action Plan no action assurances or certificates of completion; institutional Controls including deed restrictions, activity and use limitations, and Environmental Covenants; and any environmental requirements issued by any governmental authority specifically for the Property.

S.R. WEINER
AND ASSOCIATES INCORPORATED

January 6, 2006

Brian Connelly
IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, ME 04092

Re: Due Diligence Materials

Dear Brian:

We are sending you all of the materials requested in Exhibit A as further described below.

Box 1 contains all information by letter designation on Exhibit A, except item c. Box 2 contains item c.

As follows are comments on some of the items as appropriate.

b.	Several packages of information.
Package 1 represents old original drawings provided to us by Data General at the time of our purchase
Package 2 Information concerning structural roof repairs in years 2003 and 2004.
Package 3 Information concerning parking lot addition in years 2003 and 2004.
Package 4 Fire Alarm System Upgrade 2002

c.	Package 1 Sanmina periodic inspection reports
Package 2 Our File # 3.2 containing all environmental reports from the time of our acquisition
We are also including a Phase report done in July 1997 on the Steego Auto Parts Depot and a report dated June 2005 for Subsurface Environment Assessment in connection with Sanmina performed by Sanborn, Head.

g.	We have not provided any of the leases since the Sanmina lease will expire prior to closing and we know you have a copy of your lease.

h.	We believe all title information has already been provided to you by our counsel, Phillip Levy.

j.	There are no rights to purchase the property, but we have included our files 1.4 a and 6.0 regarding easements and utility agreements.

k.	There are none. m. Nothing included.

m.	Nothing included.

n.	We are including the loan commitment, the promissory note, the mortgage security agreement, United States Environmental Protection Agency letter and Indemnity Agreement.

o.	All related information has been included with the information for Exhibit A c.

If you have any questions, please do not hesitate to call.

Sincerely, /s/ Thomas J. DeSimone —————————————— Thomas J. DeSimone Executive Vice President

cc: Phillip Levy

EXHIBIT I

FORM OF DEED

(Statutory Short Form)

CW WESTBROOK LIMITED PARTNERSHIP (“Grantor” herein), a Delaware limited partnership having its principal place of business at c/o S.R. Weiner and Associates, Inc., 1330 Boylston Street, Chestnut Hill, Massachusetts 02467,

in consideration of One Dollar ($1.00) and other valuable consideration paid by

_____________________________ (“Grantee” herein), a Delaware corporation having a mailing address of 80 Eisenhower Drive, Westbrook, Maine 04092, the receipt and sufficiency of which are hereby acknowledged by Grantor, does hereby grant to said Grantee, its successors and assigns, forever, with quitclaim covenant, a certain lot or parcel of land, together with improvements thereon, situated on the southwesterly side of Eisenhower Drive in the City of Westbrook, County of Cumberland and State of Maine, being bounded and described as follows:

Beginning at a monument on the southwesterly side of said Eisenhower Drive marking the most northerly corner of land conveyed by Greater Portland Building Fund, Inc. to Kidder Press Company, Inc. (having been merged into Moore Business Forms, Inc. on September 30, 1970) by Deed dated October 1, 1969, and recorded in the Cumberland County Registry of Deeds in Book 3107, Page 726; thence by the southwesterly line of said Eisenhower Drive on a course of N 40º 47' W a distance of 1,980.65 feet to a point and other land now or formerly of Greater Portland Building Fund; thence by said Greater Portland Building Fund land and land now or formerly of Clifford Libby and Richard Libby on a course of S 55º 33' 20" W a distance of 1,207.27 feet to an iron and land now or formerly of Central Main Power Company; thence by said Central Main Power Land on a course of S 40º 18' 45“E a distance of 2,118.73 feet to an iron and land now or formerly of Bennet; thence by said Bennet land on a course of N 49º 03' E a distance of 115.13 feet to an iron; thence continuing by said Bennet land on a course of N 48º 33' E a distance of 535.98 feet to an iron at the most westerly corner of said Moore Business Forms, Inc. land; thence by said Moore Business Forms, Inc. land on a course of N 49º 24' 26" E a distance of 566.23 feet to the point of BEGINNING.

Being the premises conveyed to this Grantor by Data General Corporation by Deed dated September 22, 1993, and recorded in said Registry of Deeds in Book 10971, Page 316.

The premises conveyed hereby are being conveyed subject to the Permitted Exceptions set forth on Exhibit A attached hereto.

I-1

This conveyance is made further subject to those notes and conditions set forth in Orders of the Department of Environmental Protection dated April 28, 1976 and recorded in the Cumberland County Registry of Deeds in Book 3841, Page 166; dated July 27, 1977 and recorded in said Registry in Book 4079, Page 80; dated December 12, 1984 and recorded in said Registry in Book 7502, Page 340; and dated October 10, 1984 and recorded in said Registry in Book 7503, Page 5, insofar as applicable.

This conveyance is further subject to a certain Mortgage and Security Agreement granted by Grantor to Sun Life Assurance Company of Canada dated April 24, 1995 and recorded with said Registry in Book 11896, Page 004 (the “Mortgage”), securing a note in the original principal amount of Nine Million Five Hundred Thousand Dollars ($9,500,000.00), which Mortgage is being assumed by Grantee. The Mortgage has been assigned by Sun Life Assurance Company of Canada to The Chase Manhattan Bank by instrument dated March 13, 1997 and recorded with said Registry in Book 13020, Page 292, and by The Chase Manhattan Bank to The Bank of New York, as successor Trustee under Trust Agreement dated March 31, 1997 by Assignment dated December 31, 1997 and recorded with the Registry in Book 13766, Page 233.

To have and to hold the same, together with all the privileges and appurtenances thereunto belong, to the said Grantee, its successors and assigns forever.

And the said Grantor does covenant with the said Grantee, its successors and assigns, that it will warrant and forever defend the premises to the said Grantee, its successors and assigns forever, against the lawful claims and demands of all persons claiming by, through or under Grantor, except for the Permitted Exceptions set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, the said CW WESTBROOK LIMITED PARTNERSHIP has caused this instrument to be executed under seal by its duly authorized general partner, as of the __ day of ______________, 2006.

SIGNED, SEALED AND DELIVERD in presence of ——————————————	CW WESTBROOK LIMITED PARTNERSHIP, a Delaware limited partnership By: CW Westbrook Corp., a Delaware corporation, its general partner By: —————————————— NAME: TITLE:

COUNTY OF _____________________           )
                                                                                     )                       ss.
COMMONWEALTH OF MASSACHUSETTS    )

        On this ____ day of _______________, 2006, before me, the undersigned notary public, personally appeared _______________________, the _______________________ of CW Westbrook Corp., the general partner of CW WESTBROOK LIMITED PARTNERSHIP, proved to me through satisfactory evidence of identification, which were _______________________, to be the person whose name is signed on the preceding document, and acknowledged to me that (s)he signed the above document voluntarily for its stated purpose.

———————————————————— Notary Public My commission expires: —————————

EXHIBIT A

PERMITTED EXCEPTIONS

        [To be determined and listed in accordance with Article 5 of the Purchase and Sale Agreement]

EXHIBIT J

BILL OF SALE AND GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

        This BILL OF SALE AND GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of the ___ day of _____, 2006, by and between CW WESTBROOK LIMITED PARTNERSHIP, a Delaware limited partnership with an address of c/o S.R. Weiner and Associates, Inc., 1330 Boylston Street, Chestnut Hill, Massachusetts 02467 (“Assignor”), and [_____________], a [_________] corporation, having an address of [_________________] (“Assignee”).

        For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignor and Assignee do hereby agree as follows:

    1.        Sale and Assignment of Personal Property.

    (a)        Assignor hereby sells, transfers, assigns, delivers, sets over and conveys to Assignee all of Assignor’s right, title and interest in and to all furniture, fixtures, equipment including, without limiting the generality of the foregoing, any of the following: boilers, pumps, tanks, electric panel switchboards, lighting equipment and wiring, heating, plumbing, ventilating and air conditioning apparatus and equipment, elevators, escalators, and conveyors, and all other and other personal property owned by Assignor now existing or at any time hereafter placed in or attached to the property described on Exhibit A attached hereto (the “Property”).

(b) The personal property hereby sold, transferred, assigned, delivered, set over and conveyed is being sold on an “as is, where is” basis.

    2.        General Assignment and Assumption.

(a) Assignor hereby sells, transfers, assigns, delivers, sets over and conveys to Assignee all right, title and interest of Assignor in and to the following:

(i)	to the extent they may be transferred under applicable law, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated;

(ii)	to the extent assignable, all contract rights, licenses, permits, approvals, utility contracts, telephone exchange numbers, advertising materials, plan and specifications, drawings, surveys, governmental approvals and development rights and all warranties and guaranties (if any) issued to or held by Assignor by any manufacturer, supplier, contractor, subcontractor or materialman in connection with the construction or installation of any improvements on the Property or the equipment or fixtures included as part of the Property or the maintenance of the Property;

(iii)	to the extent assignable, all trade names and general intangibles relating to the Property.

        ((i) through (iii) collectively referred to as the “Property Interests”).

(b) Assignee hereby assumes all obligations of Assignor in connection with or arising out of the Property Interests identified on Exhibit B attached hereto and accruing after the date hereof.

    3.        Representations and Warranties. Subject to the provisions of Section 4 below, this Bill of Sale and General Assignment and Assumption Agreement is made without recourse and without representation or warranty of any kind whatsoever, express or implied or by operation of law, except as set forth herein.

    4.        Purchase Agreement. This Assignment shall in no event enlarge, reduce or otherwise affect the rights or obligations of the parties as set forth in that certain Purchase and Sale Agreement between the parties dated January 17, 2006 pertaining to the Property.

    5.        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

    6.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to conflicts of law principles.

    7.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures On Next Page]

[Signature Page To Bill of Sale and General Assignment and Assumption Agreement]

        IN WITNESS THE EXECUTION HEREOF, under seal, in any number of counterpart copies, each of which shall be deemed to be an original for all purposes, as of the ___ day of ___________, 2006.

ASSIGNOR: CW WESTBROOK LIMITED PARTNERSHIP, a Delaware limited partnership

By:CW Westbrook Corp., a Delaware corporation, its general partner

By: (SEAL)
Name: Title:

ASSIGNEE: ________________________________, a ____________________________

By: (SEAL)
Name: Title:

EXHIBIT A

TO

BILL OF SALE AND GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

LEGAL DESCRIPTION
80 EISENHOWER DRIVER, WESTBROOK, MAINE

        The land and all improvements thereon located in the City of Westbrook, County of Cumberland and State of Maine bounded and described as follows:

Beginning at a monument on the southwesterly side of said Eisenhower Drive marking the most northerly corner of land conveyed by Greater Portland Building Fund, Inc. to Kidder Press Company, Inc. (having been merged into Moore Business Forms, Inc. on September 30, 1970) by deed dated October 1, 1969 and recorded in the Cumberland County Registry of Deeds in Book 3107, Page 726; thence by the southwesterly line of said Eisenhower Drive on a course of N 40º 47' W a distance of 1,980.65 feet to a point and other land now or formerly of Greater Portland Building Fund; thence by said Greater Portland Building Fund land and land now or formerly of Clifford Libby and Richard Libby on a course of S 55º 33'20" W a distance of 1,207.27 feet to an iron and land now or formerly of Central Maine Power Company; thence by said Central Maine Power Company land on a course of S 40º 18'45" E a distance of 2,118.73 feet to an iron and land now or formerly of Bennet; thence by said Bennet land on a course of N 49º 03' E a distance of 115.13 feet to an iron; thence continuing by said Bennet land on a course of N 48º 33' E a distance of 535.98 feet to an iron at the most westerly corner of land now or formerly of Moore Business Forms, Inc.; thence by land now or formerly of Moore Business Forms, Inc. land on a course of N 49º 24'26" E a distance of 566.23 feet to the point of BEGINNING.

        Being the premises conveyed to CW Westbrook Limited Partnership by deed dated September 22, 1993 and recorded with the Cumberland County Registry of Deeds in Book 10971, Page 316.

JA-1

EXHIBIT K

ASSIGNMENT AND ASSUMPTION AGREEMENT RE: LEASES AND CONTRACTS

        THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of this ___ day of __________________, 2006, by and between CW WESTBROOK LIMITED PARTNERSHIP, a Delaware limited partnership with an address of c/o S.R. Weiner and Associates, Inc., 1330 Boylston Street, Chestnut Hill, Massachusetts 02467 (“Assignor”), and [______________], a [_____________ ________], having an address of [__________________________________] (“Assignee”).

WITNESSETH:

        WHEREAS, Assignee has this date purchased from Assignor certain real property (the “Premises”) known and numbered as 80 Eisenhower Drive located in Westbrook, Cumberland County, Maine, all more particularly described on Exhibit A attached hereto made a part hereof, and

        WHEREAS, under the terms and conditions of a certain Purchase and Sale Agreement dated January 17, 2006 pursuant to which the Premises were purchased (the “Purchase and Sale Agreement”), it was contemplated that Assignor and Assignee would enter into this Assignment;

        NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

    1.        Assignor hereby transfers and assigns to Assignee all right, title and interest of Assignor in and to the following described property:

    (a)        All leases, subleases and other occupancy agreements relating to or affecting the Premises, together with all guarantees of obligations of tenants and other parties under such leases and agreements, and copies of all files in connection with the foregoing, including, without limitation, the leases and other agreements more fully described on Exhibit B attached hereto and made a part hereof (collectively, the “Leases”); provide, however, with respect to the Sanmina Lease, Seller assign its rights to Buyer in common with Seller such that both parties shall have the right to enforce such rights independently of the other; and

    (b)        The current outstanding balance of all security deposits, escrows, prepaid rents, prepaid operating expenses and other prepaid items, together with all interest accrued thereon, as more fully described on Exhibit C attached hereto and made a part hereof (collectively, the “Security Deposits”);

        TO HAVE AND TO HOLD all of the foregoing unto the Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained herein.

    2.        Assignor hereby transfers and assigns to Assignee all right, title and interest of Assignor in and to all those certain management, service, supply and maintenance agreements, equipment leases and other contracts with respect to or affecting the Premises specifically listed on Exhibit D attached hereto and made a part hereof (collectively, the “Assumed Contracts”).

        TO HAVE AND TO HOLD all of the foregoing unto the Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained herein.

    3.        Assignee hereby accepts the foregoing assignment of the Leases, Security Deposits and Contracts and hereby assumes all the duties and obligations of Assignor accruing after the date hereof under or with respect to the Leases, Security Deposits and Contracts; provided, however, that Assignee does not assume, and Assignor shall retain all liability and responsibility for, the duties and obligations of Assignor under the “Samina Lease”, as defined on Exhibit B. Assignee shall indemnify, defend and hold Assignor harmless from and against any and all claims, liabilities and costs (including reasonable attorneys’ fees and costs) arising out of or relating to Assignee’s failure to perform any duty or obligation assumed by Assignee under the Leases, exclusive of the Samina Lease, or Contracts or with respect to the Security Deposits. Assignor shall indemnify, defend and hold Assignee harmless from and against any and all claims, liabilities and costs (including reasonable attorneys’ fees and costs) arising out of or relating to Assignor’s failure to perform any duty or obligation of Assignor under (a) the Sanmina Lease including the obligation to pay, any and all amounts owed to the tenant under the Sanmina Lease, including without limitation the return of any security deposit, reconciliation of operating expenses, real estate taxes and prepaid rent;; and (b) the Assumed Contracts accruing on or prior to the date hereof. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

    5.        This Assignment shall in no event enlarge, reduce or otherwise affect the rights or obligations of the parties as set forth in the Purchase and Sale Agreement.

    6.        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    7.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to conflicts of law principles.

[Signatures On Next Page]

[Signature Page To Assignment And Assumption Agreement]

        IN WITNESS WHEREOF, the parties have executed this Agreement under seal on the day and year first above written.

WITNESS: ——————————————	ASSIGNOR: CW WESTBROOK LIMITED PARTNERSHIP, a Delaware limited partnership

By:CW Westbrook Corp., a Delaware corporation, its general partner

By: (SEAL)
Name: Title:

ASSIGNEE: ________________________________, a ____________________________

By: (SEAL)
Name: Title:

EXHIBIT A

TO

ASSIGNMENT AND ASSUMPTION AGREEMENT RE: LEASES AND CONTRACTS

LEGAL DESCRIPTION
80 EISENHOWER DRIVER, WESTBROOK, MAINE

        The land and all improvements thereon located in the City of Westbrook, County of Cumberland and State of Maine bounded and described as follows:

Beginning at a monument on the southwesterly side of said Eisenhower Drive marking the most northerly corner of land conveyed by Greater Portland Building Fund, Inc. to Kidder Press Company, Inc. (having been merged into Moore Business Forms, Inc. on September 30, 1970) by deed dated October 1, 1969 and recorded in the Cumberland County Registry of Deeds in Book 3107, Page 726; thence by the southwesterly line of said Eisenhower Drive on a course of N 40º 47' W a distance of 1,980.65 feet to a point and other land now or formerly of Greater Portland Building Fund; thence by said Greater Portland Building Fund land and land now or formerly of Clifford Libby and Richard Libby on a course of S 55º 33'20" W a distance of 1,207.27 feet to an iron and land now or formerly of Central Maine Power Company; thence by said Central Maine Power Company land on a course of S 40º 18'45" E a distance of 2,118.73 feet to an iron and land now or formerly of Bennet; thence by said Bennet land on a course of N 49º 03' E a distance of 115.13 feet to an iron; thence continuing by said Bennet land on a course of N 48º 33' E a distance of 535.98 feet to an iron at the most westerly corner of land now or formerly of Moore Business Forms, Inc.; thence by land now or formerly of Moore Business Forms, Inc. land on a course of N 49º 24'26" E a distance of 566.23 feet to the point of BEGINNING.

        Being the premises conveyed to CW Westbrook Limited Partnership by deed dated September 22, 1993 and recorded with the Cumberland County Registry of Deeds in Book 10971, Page 316.

KA-1

EXHIBIT B

TO

ASSIGNMENT AND ASSUMPTION AGREEMENT RE: LEASES AND CONTRACTS

LEASES

    1.        Lease between Data General Corporation, as Landlord, and IDEXX Corporation, as Tenant, dated December 7, 1990, as amended by Amendment No. 1 to Lease, dated as of March 15, 1993, and as amended by Amendment No. 2 to Lease, dated as of August 11, 1997, and as amended by Amendment No. 3 to Lease, dated as of August 6, 2003 (the “IDEXX Lease”).

    2.        Net Building Lease dated May 18, 1990, by and between DATA GENERAL CORPORATION, as Landlord, and PRECISmetals, Inc., as Tenant, as affected by Amendment No. 1 to Lease dated September 15, 1991, Amendment No. 2 to Lease dated April 10, 1992, Amendment No. 3 to Lease dated December 3, 1992, Amendment No. 4 to Lease dated March 18, 1993, and Amendment No. 5 to Lease dated November 4, 1993. (the “Sanmina Lease”)

KB-1

EXHIBIT C

TO

ASSIGNMENT AND ASSUMPTION AGREEMENT RE: LEASES AND CONTRACTS

SECURITY DEPOSITS, ESCROWS AND OTHER PREPAID ITEMS

(to be attached)

KC-1

EXHIBIT D

TO

ASSIGNMENT AND ASSUMPTION AGREEMENTRE:
LEASES AND CONTRACTS

CONTRACTS

(to be attached)

KD-1

EXHIBIT L

NON-FOREIGN CERTIFICATION(FIRPTA
AFFIDAVIT)

        Section 1445 of the Internal Revenue Code provides that a transferee (or buyer) of a U.S. real property interest must withhold tax if the transferor (or seller) is a foreign person. To inform the transferee that withholding of a tax is not required in connection with the transfer of a U.S. real property interest by CW WESTBROOK LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), the undersigned being duly authorized hereby certifies as to the following:

    1.        Neither Seller nor any partner therein is a foreign corporation, foreign partnership, foreign trust, foreign estate or non-resident alien individual (as those terms are defined in the Internal Revenue Code Section 1445 and regulations promulgated thereunder or under other provisions applicable thereto);

    2.        The U.S. Taxpayer Identification Number of Seller is 04-3204237;

    3.        The address of Seller is c/o S.R. Weiner and Associates, Inc., 1330 Boylston Street, Chestnut Hill, Massachusetts 02467.

        The undersigned understands that this Certification may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment or both.

        Under penalties of perjury, the undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete.

         Date: _________ __, 2006

CW WESTBROOK LIMITED PARTNERSHIP, a Delaware limited partnership

By:CW Westbrook Corp., a Delaware corporation, its general partner

By: (SEAL)
Name: Title:

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